Exhibit 10.15

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

AMENDED AND RESTATED

TERM LOAN AGREEMENT

by and among

GUILD MORTGAGE COMPANY

and

GUILD MORTGAGE COMPANY, LLC

the Borrowers

THE LENDERS PARTY HERETO,

and

THE BANK OF NEW YORK MELLON,

as Administrative Agent

THE BANK OF NEW YORK MELLON

Lead Arranger and Sole Book Runner

dated as of September 30, 2019

- ii -

- iii -

- iv -

Schedules and Exhibits:

Schedule 1:	Initial Commitment Schedule [Omitted pursuant to Item 601(a)(5) of Regulation S-K]
Schedule 2:	Subsidiaries and Other Investments [Omitted pursuant to Item 601(a)(5) of Regulation S-K]
Schedule 3:	Debt and Liens [Omitted pursuant to Item 601(a)(5) of Regulation S-K]

Exhibit A:	Form of Note [Omitted pursuant to Item 601(a)(5) of Regulation S-K]
Exhibit B:	Proposed Form of Opinion of Counsel [Omitted pursuant to Item 601(a)(5) of Regulation S-K]
Exhibit C:	Form of Compliance Certificate [Omitted pursuant to Item 601(a)(5) of Regulation S-K]
Exhibit D:	Form of Borrowing Base Report [Omitted pursuant to Item 601(a)(5) of Regulation S-K]
Exhibit E:	Form of Borrowing Notice for Committed Additional Availability [Omitted pursuant to Item 601(a)(5) of Regulation S-K]
Exhibit F:	Form of Commitment Increase Notice [Omitted pursuant to Item 601(a)(5) of Regulation S-K]
Exhibit G:	Form of Assignment Agreement [Omitted pursuant to Item 601(a)(5) of Regulation S-K]
Exhibit H:	Form of Commitment Increase Supplement [Omitted pursuant to Item 601(a)(5) of Regulation S-K]

- v -

AMENDED AND RESTATED TERM LOAN AGREEMENT

(Servicing Facility)

AMENEDED AND RESTATED TERM LOAN AGREEMENT (this “Agreement”), dated as of September 30, 2019, among Guild Mortgage Company, a California corporation (“GMC”) and Guild Mortgage Company, LLC, a Delaware limited liability company (“GMCLLC”; GMC and GMCLLC are each a “Borrower” and are, collectively, the “Borrowers”), the Lenders who are parties hereto, and The Bank of New York Mellon as Administrative Agent (the “Administrative Agent”).

RECITALS

A.         The Borrowers, Administrative Agent, certain of the Lenders are parties to that certain Amended and Restated Term Loan Agreement, dated as of August 3, 2018 (as amended, the “Prior Loan Agreement”). The parties wish to amend and restate the terms of the Prior Loan Agreement pursuant to the terms hereof.

B.         On the Effective Date (i) the “Loan” as used herein shall include the outstanding principal amount of the Loan under and as defined in the Prior Loan Agreement (ii) all Advances of a particular Type under and as defined in the Prior Loan Agreement shall be the same Type under this Agreement and, in the case of Eurodollar Advances, for the remainder of the Interest Period applicable thereto; (iii) the Lenders shall buy and sell interests in the Loan immediately prior to the Initial Advance hereunder among themselves as determined by the Administrative Agent such that after giving effect thereto each Lender shall own its Commitment Percentage of the outstanding Loan, and (iv) the Lenders shall, subject to the terms of this Agreement, make the Initial Advance.

C.         Subject to and upon the terms and conditions herein set forth, the Administrative Agent and the Lenders are willing to enter into this Agreement.

NOW, THEREFORE, IN CONSIDERATION OF THE PREMISES AND AGREEMENTS CONTAINED HEREIN, THE PARTIES HERETO AGREE AS FOLLOWS:

ARTICLE 1.

DEFINITIONS

Section 1.1     Defined Terms

As used in this Agreement:

“Acknowledgement Agreement” means the acknowledgement agreement executed by the Administrative Agent, GMC and FNMA recognizing and consenting to the security interest created in the Pledged Servicing.

“Accepted Servicing Practices” means, with respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which a Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger, payments to individuals (such as sign on bonuses) or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Additional Advance” has the meaning set forth in the defined term, “Initial Advance.”

“Adjusted Tangible Net Worth” means as of any date of determination, Tangible Net Worth on such date, less (i) MSR on such date, plus (ii) the lesser of (x) MSR on such date, or (y) the Appraised Value on such date, less (iii) real estate owned and advances for real estate owned on the balance sheet of any Borrower as of such date, less (iv) Mortgage Loans held for investment, and plus (v) reserves for foreclosures, investment loan losses general loan losses and real estate owned loan losses maintained by the Borrowers as of such date (provided that the sum of all such reserves, for purposes of calculating Adjusted Tangible Net Worth, shall not exceed the sum of the amounts in clauses (iii) and (iv).

“Administrative Agent” means BNY Mellon, with its main office in New York, New York, in its capacity as contractual representative of the Lenders pursuant to Article 10, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article 10.

“Advance” means the Loan or portions thereof that are of the same Type and, in the case of Eurodollar Advances, for the same Interest Period.

“Affiliate” means with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code. For the avoidance of doubt, “corporation”, as used in the definition of “affiliate” in the Bankruptcy Code, is understood by the parties to include a limited liability company.

“Agency” means FNMA, FHLMC or GNMA as applicable.

“Aggregate Commitment” means, at any time, the sum of the Commitment Amounts of all Lenders at such time.

“Agreement” means this credit agreement, as it may be amended or modified and in effect from time to time.

“Agreement Accounting Principle” means GAAP, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4. Unless otherwise specified, all accounting terms not specifically defined herein shall be construed in accordance with the Agreement Accounting Principles. All references herein to consolidated and consolidating financial statements shall mean the statements of the Borrowers and all consolidated Subsidiaries thereof.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the Applicable Margin plus the highest of (i) the Prime Rate for such day, (ii) the Federal Funds Effective Rate for such day plus [***] and (iii) the Eurodollar Base Rate in effect on such day for a one-month Interest Period (or if such day is not a Business Day, the immediately preceding Business Day) plus [***], provided that, for the avoidance of doubt, the Eurodollar Base Rate for any day shall be based on the rate appearing on the applicable Bloomberg screen (or other commercially available source as designated by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11 :00 a.m., London time on such day; provided, further, that, if such rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Eurodollar Base Rate for any reason, the Alternate Base Rate shall be determined without regard to clause (iii) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Base Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Base Rate, respectively.

“Alternate Base Rate Advance” shall mean the Loan (or any portions thereof) at such time as they (or such portions) are made and/or being maintained at a rate of interest based upon the Alternate Base Rate.

“Anti-Corruption Laws” means, with respect to any Person, any Requirement of Law of any jurisdiction concerning or relating to bribery or corruption that is applicable to such Person, including, without limitation, the U.S. Foreign Corrupt Practices Act and the U.K Bribery Act.

“Anti-Terrorism Laws” means any Legal Requirement related to terrorism, anti-terrorism, money laundering or anti-money laundering, including, without limitation, the Patriot Act, The Currency and Foreign Transactions Reporting Act (also known as the

Bank Secrecy Act, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) and Executive Order No. 13,224, 66 Fed. Reg. 49,079 (2001), the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 and 1957), any executive order or other mandate issued by the President of the United States of America (Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or the Anti-Terrorism Order (the “Anti-Terrorism Order”) or any enabling legislation or executive order relating to any of the same.

“Applicable Margin” means for any period, the Applicable Margin in the chart below corresponding to the Leverage Ratio in effect during such period (with respect to either Eurodollar Advances or Alternate Base Rate Advances, as the case may be), as determined by the Administrative Agent:

Leverage Ratio (X)	Applicable Margin
	(Eurodollar Advances)	(Alternate Base Rate Advances)
X > [***]	[***]	[***]
[***] < X ≤ [***]	[***]	[***]
X ≤ [***]	[***]	[***]

The parties understand that the interest rate applicable to the Loan shall be determined and/or adjusted from time-to-time based upon certain financial ratios and/or other information to be provided or certified to the Administrative Agent by the Borrowers, including the compliance certificates required by Section 6.1 (c) (the “Borrower Information”). Any adjustment to the Applicable Margin shall be made quarterly as of the first day of each January, April, July and October based on the Borrower Information most recently provided to the Administrative Agent as of such date, provided that if the Borrower Information required by the Administrative Agent to determine the interest rate applicable to the Loan is not delivered to the Administrative Agent within five (5) days after the dates required by Section 6.l(c), the interest rate applicable to the Loan shall, through and until the date that the Borrower Information is actually received by the Administrative Agent, be based on the highest Applicable Margin set forth in the chart above or, if applicable, the rate set forth in Section 2.6. If it is subsequently determined that any such Borrower Information was incorrect (for whatever reason, including without limitation because of a subsequent restatement of earnings by the Borrowers) at the time it was delivered to the Administrative Agent, and if the interest rate applicable to the Loan calculated for any period was lower than it should have been had the correct information been timely provided, then, such interest rate for such period shall be automatically recalculated using the correct Borrower Information. If it is subsequently determined that any such Borrower Information was incorrect and the interest rate applicable to the Loan calculated for any period was higher than it should have been had the correct information been timely provided, such interest rate for such period shall not be recalculated. The Administrative Agent shall promptly notify Borrowers in writing of any additional interest due because of such recalculation, and the Borrowers shall pay to the Administrative Agent, for the account of each Lender as applicable, such additional interest within five (5) business days of receipt of such written notice. Any recalculation of interest required by this provision shall survive termination of this Agreement and this provision shall not in any way limit any of the Administrative Agent’s or any Lender’s other rights and remedies under this Agreement.

“Appraised Value” means with respect to the Eligible Mortgage Servicing Rights, owned by the Borrowers at any date, the market value, expressed as a percentage, of the unpaid principal balance of the Mortgage Loans appurtenant to such Eligible Mortgage Servicing Rights, as set forth in the most recent appraisal of Borrower’s Servicing Portfolio delivered pursuant to Section 6.1(k); provided, however, that if an appraisal is not delivered as required by Section 6.1(k), the term “Appraised Value” shall mean such market value, expressed as a percentage of the unpaid principal balance, at the time of determination, of the Mortgage Loans included in the Eligible Mortgage Servicing Rights, as the Agent shall, in its reasonable business judgment, establish. For purposes of determining Adjusted Tangible Net Worth, the market value percentage for determining such Appraised Value shall never exceed [***] of the unpaid principal balance of the Mortgage Loans appurtenant to the Eligible Mortgage Servicing Rights.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Authorized Officer” means, with respect to any Borrower, any of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer or any Senior Vice President of such Borrower, acting singly.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BNY Mellon” means The Bank of New York Mellon.

“Borrower” means each of GMC and GMCLLC, and “Borrowers” shall mean GMC and GMCLLC, jointly and severally.

“Borrowing Base” means, as of any date, [***] of the Appraised Value of the Eligible Mortgage Servicing Rights as of such date, as set forth in the Borrowing Base Report most recently delivered to the Administrative Agent pursuant to this Agreement as of such date.

“Borrowing Base Report” a report prepared by the Borrowers in the form of Exhibit D.

“Borrowing Notice” is defined in Section 2.1.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, any day, on which interbank wire transfers can be made on the Fedwire system and on which trading is carried on in the London Interbank Market for Dollar deposits except (x) a Saturday or a Sunday, or (y) any day which in New York City, New York or the State of California shall be a legal holiday or a day on which banking institutions are authorized or required by law or other government action to closed, (ii) for all purposes, any day on which interbank wire transfers can be made on the Fedwire systems, except (x) a Saturday or a Sunday, or (y) any day which in New York City, New York or the State of California shall be a legal holiday or a day on which banking institutions are authorized or required by law or other government action to be closed.

Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Cash Equivalent Investments” means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (iii) demand deposit accounts maintained in the ordinary course of business, and (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of [***]; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

“Change of Control” means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange) of outstanding shares of voting stock or other indicia of ownership of any Borrower at any time if after giving effect to such acquisition such Person or Persons owns [***] of such outstanding voting stock or other indicia of ownership of such Borrower, unless such Person or Persons, immediately prior to such acquisition, already owned fifty percent (50%) or more of such outstanding voting stock or other indicia of ownership of such Borrower.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral” has the meaning ascribed to such term in Paragraph 3 of the Security Agreement.

“Committed Additional Availability” means up to [***] of additional advances to be made by the Lenders during the Committed Additional Availability Period, subject to the terms of this Agreement, in minimum increments of [***].

“Committed Additional Availability Period” means the period from the Effective Date through September 18, 2020.

“Commitment” means, with respect to each Lender, the commitment of such Lender to fund its Commitment Percentage of the Loan (including advances of the Committed Additional Availability), not to exceed such Lender’s Commitment Amount, as the same may be increased pursuant to Section 2.11 or changed pursuant to Section 12.3.

“Commitment Amount” means, as of any date and with respect to each Lender, the amount set forth opposite the name of such Lender on Schedule 1 as its “Commitment Amount” on such date, as such Schedule I may be revised in accordance with Section 12.3.

“Commitment Increase” has the meaning ascribed to such term in Section 2.11.

“Commitment Increase Notice” is defined in Section 2.11.

“Commitment Increase Period” means the period from the last day of the Committed Additional Availability Period through the Maturity Date.

“Commitment Percentage” means, in respect of each Lender, the percentage equal to a fraction, the numerator of which is such Lender’s Commitment Amount and the denominator of which is the Aggregate Commitment.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of such partnership.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrowers or any of their Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.3.

“Debt” means, with respect to any Person, on any day, the sum of the following (without duplication):

(a)       all obligations created or issued by a Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person);

(b)       obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable and paid within [***] days of the date the related invoice is received for the respective goods delivered or the respective services rendered;

(c)       indebtedness of others secured by a lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person;

(d)       obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued for account of such Person;

(e)       Capital Lease Obligations of such Person;

(f)       obligations of such Person under residential mortgage loan repurchase agreements or like arrangements (exclusive of indemnification or contingent purchase agreements with Approved Investors in either case could which require the repurchase of Mortgage Loans under certain circumstances);

(g)        indebtedness of others Guaranteed on a recourse basis by such Person;

(h)       all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person;

(i)       indebtedness of general partnerships of which such Person is a general partner; and

(j)       any Guarantees or contingent liabilities of such Person for any of the indebtedness described in clauses (a) through (i) above.

“Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Defaulting Lender” shall have the meaning ascribed to such term in Section 2.14.

“Dollar” and the sign “$” shall each mean freely transferable lawful money of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date of this Agreement.

“Eligible Mortgage Servicing Rights” means as of any date, all Pledged Servicing with respect to which each of the following statements is accurate and complete:

(i)         Such Pledged Servicing is not subject to any security interest securing any Debt other than the Obligations.

(ii)        Such Pledged Servicing does not constitute a Subservicing Agreement.

(iii)       the Administrative Agent has for the benefit of the Lenders a first priority perfected security interest pursuant to the Security Agreement.

(iv)      Such Pledged Servicing is with respect to Mortgages held by FNMA and is subject to an accepted Acknowledgment Agreement.

(v)        Such Pledged Servicing does not constitute Recourse Servicing and is not related to a Mortgage Loan owned by any Borrower or with respect to which payments of interest or principal are more than [***] days past due.

(vi)       The applicable Borrower is the legal and equitable owner and holder of such Pledged Servicing and the rights thereunder and has full power and authority to grant a security interest in such Pledged Servicing. Such Pledged Servicing has been duly and validly made subject to the lien of the Security Agreement and is subject to, and will continue to be subject to, no Lien other than the liens created pursuant to the Security Agreement and any rights reserved to the other party under such Pledged Servicing or the related Acknowledgement Agreement.

(vii)      The Servicing Agreement governing such Pledged Servicing has been duly executed and delivered by the parties thereto, is not a Subservicing Agreement and is valid and enforceable in accordance with its terms, without defense or offset, subject to bankruptcy and similar laws and other general restrictions on creditors’ rights and equitable principles (whether raised in an equity proceeding or an action at law).

(viii)     No default, nor any event which with notice or lapse of time or both would become a default, has occurred and is continuing under the Servicing Agreement governing the Pledged Servicing and no action has been taken to terminate such Servicing Agreement.

(ix)       GMC has complied, and will continue to comply, in all material respects, with all laws, rules and regulations, including but not limited to all applicable FNMA requirements, as the case may be, in respect of the Servicing Agreement.

“Embargoed Person” has the meaning ascribed to such term in Section 5.27.

“Employee Benefit Plan” shall mean any employee benefit plan, program, arrangement, practice or contract, maintained by or on behalf of Borrower or an ERISA Affiliate, which provides benefits or compensation to or on behalf of employees or former employees, whether formal or informal, whether or not written, including but not limited to the following types of plans:

(1) Executive Arrangements - any bonus, incentive compensation, stock option, deferred compensation, commission, severance, “golden parachute”, “rabbi trust”, or other executive compensation plan, program, contract, arrangement or practice;

(2) ERISA Plans - any “employee benefit plan” as defined in Section 3(3) of ERISA), including, but not limited to, any defined benefit pension plan, profit sharing plan, money purchase pension plan, savings or thrift plan, stock bonus plan, employee stock ownership plan, Multiemployer Plan, or any plan, fund, program, arrangement or practice providing for medical (including post-retirement medical), hospitalization, accident, sickness, disability, or life insurance benefits;

(3) Other Employee Fringe Benefits - any stock purchase, vacation, scholarship, day care, prepaid legal services, and severance pay or other fringe benefit plan, program, arrangement, contract or practice.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” means any Person that is a member of any group of the organizations or which such Person is a member that are (i) described in Section 414(b) or (c) of the Code, or (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code.

“Eurodollar Advance” shall mean the Loan (or any portions thereof) at such time as the Loan (or such portions) are made and/or being maintained at a rate of interest based upon the Eurodollar Rate.

“Eurodollar Base Rate” shall mean, with respect to any Eurodollar Advance for any Interest Period, a rate of interest per annum, as determined by the Administrative Agent, equal to:

(a)     the Eurodollar Benchmark Rate for such Interest Period, divided by

(b)     a number equal to 1.00 minus the Eurodollar Reserve Percentage;

provided that, the Eurodollar Base Rate shall never be less than [***] per annum.

“Eurodollar Benchmark Rate” means, with respect to any Eurodollar Advance for any Interest Period, the rate per annum equal to the ICE Benchmark Administration Limited LIBOR Rate (or such successor thereto if the ICE Benchmark Administration Limited is no longer making such a rate available) appearing on the applicable Bloomberg screen (or other commercially available source as designated by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “Eurodollar Benchmark Rate” with respect to such Eurodollar Advance for such Interest Period shall be the rate at which Dollar deposits for a maturity comparable to such Interest Period are offered by the principal London office of the Person serving as Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period. In no event shall the Eurodollar Benchmark Rate ever be less than zero.

“Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of the Eurodollar Base Rate applicable to such Interest Period and the Applicable Margin.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding ( currently referred to as “Eurocurrency liabilities” in Regulation D). The Eurodollar Base Rate for each outstanding Eurodollar Advance shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” means an event described in Article 7.

“Event of Insolvency” means, for any Person:

(a)     that such Person or any Subsidiary shall have discontinued or abandoned operation of its business (unless, in the case of a Subsidiary, such business shall have been transferred to, and is being continued by, such Person or another Subsidiary of such Person);

(b)     that such Person or any Subsidiary shall (i) fail generally to, (ii) admit to the Administrative Agent or any Lender its inability to or (iii) publicly admit in writing its inability to, pay its debts as they become due;

(c)     a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of such Person or any Subsidiary in an involuntary case under any applicable bankruptcy, insolvency, liquidation, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person or any Subsidiary, or for any substantial part of its property, or for the winding-up or liquidation of its affairs and such proceeding shall not have been dismissed within sixty (60) days of its filing;

(d)     that such Person or any Subsidiary shall have commenced a voluntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or such Person’s or any Subsidiary’s consent to the entry of an order for relief in an involuntary case under any such Law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person, or for any substantial part of its property, or any general assignment for the benefit of creditors;

(e)     that such Person or any Subsidiary shall become insolvent (unless, in the case of a Subsidiary, such Subsidiary’s business shall have been transferred to, and is being continued by, such Person or another Subsidiary of such Person); or

(f)     if such Person or any Subsidiary is a corporation, such Person or any Subsidiary, or any of their subsidiaries, shall take any corporate action in furtherance of, or the action of which would result in any of the actions in respect of such Person or Subsidiary set forth in the preceding clauses (a), (b), (c), (d) or (e).

“Excluded Taxes” has the meaning set forth in Section 3.5.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“FATCA”: means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Agency” means FHLMC, FNMA, GNMA, FHA or VA.

“Federal Funds Effective Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and as published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate, and (b) 0%.

“Fees” is defined in Section 2.2.

“FHA” means the Federal Housing Administration or other agency, corporation or instrumentality of the United States to which the powers and duties of the Federal Housing Administration have been transferred.

“FHA-Approved Mortgagee” means an institution that is approved by FHA to act as a servicer and mortgagee of record with respect to a Mortgage Loan insured by FHA.

“FHA Mortgage Loan” means a Mortgage Loan that is secured by a first lien on land and the Single Family Residence constructed thereon and is insured by FHA.

“FHLMC” means the Federal Home Loan Mortgage Corporation or other agency, corporation or instrumentality of the United States to which the powers and duties of the Federal Home Loan Mortgage Corporation have been transferred.

“FHLMC-Approved Lender” means an institution that is approved by FHLMC to act as a lender in connection with the origination of any Mortgage Loan purchased by FHLMC.

“FHLMC Security” means a security representing an undivided fractional interest in a pool of Mortgage Loans, which security is issued and guaranteed as to full and timely payment of interest and full collection of principal by FHLMC.

“FNMA” means FannieMae or other agency, corporation or instrumentality of the United States to which the powers and duties of FannieMae have been transferred.

“FNMA-Approved Lender” means an institution that is approved by FNMA to act as a lender in connection with the origination of any Mortgage Loan purchased by FNMA.

“FNMA Security” means a security representing an undivided fractional interest in a pool of Mortgage Loans, which security is issued and guaranteed as to full and timely payment of principal and interest by FNMA.

“GAAP” generally accepted accounting principles in the United States of America, applied on a consistent basis and applied to both classification of items and amounts, including the official interpretations thereof by the Financial Accounting Standards Board, its predecessors and successors. If at any time after the date hereof any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Majority Lenders or the Borrowers shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to reflect such change in GAAP (subject to the approval of the Majority Lenders), provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under the Loan Documents or as reasonably requested thereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

“Gestation Facility” means any Debt, whether accounted for as a sale or financing, the purpose of which is to purchase or finance Mortgage Loans originated by a Borrower which such Borrower has identified as fully qualified for initial certification for the purpose of creating a pool of Mortgage Loans to support the issuance of a Security.

“GNMA” means the Government National Mortgage Association or other agency, corporation or instrumentality of the United States as to which the powers and duties of the Governmental National Mortgage Association have been transferred.

“GNMA Security” means a security representing an undivided fractional interest in a pool of Mortgage Loans, which security is issued by a Borrower and guaranteed as to full and timely payment of principal and interest by GNMA without regard as to whether a Borrower collects any payments on such Mortgage Loans.

“Governmental Authority” means the United States, any state, county, municipality or other political subdivision thereof or any governmental authority (including any foreign governmental authority), agency, authority, department or commission (including any taxing authority) or any instrumentality of any of the foregoing (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned by or controlled by the foregoing.

“Hedging Program” means a program for hedging interest rate risks of a Borrower.

“HUD” means the Department of Housing and Urban Development.

“Increase Effective Date” has the meaning ascribed to such term in Section 2.11.

“Increased Commitment Lender” has the meaning ascribed to such term in Section 2.11.

“Ineligible Collateral” means any Pledged Servicing that does not at the time constitute Eligible Mortgage Servicing Rights.

“Initial Advance” means [***], representing the sum of the Outstanding Balance under the Prior Loan Agreement of [***] plus an additional advance made on the Effective Date of [***] (the “Additional Advance”). The Initial Advance shall not exceed the lesser of (i) [***], or (ii) the Borrowing Base.

“Interest Period” means with respect to any Eurodollar Advance, the period commencing on a Business Day, as selected by the Borrowers pursuant to this Agreement, and ending on the numerically corresponding day in the calendar month that is one, two or three months thereafter, as the Borrowers may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“Interest Rate Protection Agreement” means, with respect to any or all of the Mortgage Loans, any short sale of U.S. Treasury Securities, or futures contract, or mortgage related security, or Eurodollar futures contract, or options related contract, or interest rate swap, cap or collar agreement or similar arrangements providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by a Borrower in accordance with such Borrower’s hedging policies and procedures.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificates of deposit owned by such

Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

“Key Person” means any of (i) Mary Ann McGarry, (ii) Terry Schmidt, or (iii) any two of James Madsen, Mike Rish and David Battany.

“Law” means any law, statute, code, ordinance, order, rule, regulation, treaty, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other determination, direction or requirement (including any of the foregoing which relate to environmental standards or controls, energy regulations and occupational safety and health standards or controls) of any (domestic or foreign) arbitrator, court or other Governmental Authority, in each case applicable to or binding upon a Person or any of its Property or to which such Person or any of its Property is subject, including, without limitation, any such law, statute, code, ordinance, order, rule, regulation, treaty, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other determination, direction or requirement ( or amendment thereto) enacted or promulgated after the date hereof and any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof or compliance by such Person (or any corporation directly or indirectly owning or controlling such Person).

“Lead Arranger” means The Bank of New York Mellon.

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.15.

“Leverage Ratio” means at any time the ratio of Total Liabilities to Tangible Net Worth.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement) and any mortgage loan repurchase obligation.

“Liquidity” means, on any date, with respect to all Borrowers, the value of (i) the sum of all cash owned by each of the Borrowers on such date and held by them in unrestricted domestic accounts, plus (ii) all cash representing Margin Excess (as defined in the Master Repurchase Agreement) which has not been distributed to the Borrowers, plus (iii) the sum of the market value of all unrestricted and unencumbered marketable securities owned by each of the Borrowers on such date.

“Liquidity Requirement” means the requirement that the Borrowers, on any date, have Liquidity that is in the aggregate not less than the greater of (i) [***], and (ii) an amount equal to [***] of the average daily amount of the total Marginable Assets of the Borrowers over the immediately prior [***] period, of which not less than [***] thereof shall consist of cash owned by the Borrowers on such date that is unencumbered and held by them in unrestricted domestic accounts.

“Loan” has the meaning ascribed to such terms in Section 2.1.

“Loan Documents” means this Agreement, any Notes issued pursuant to Section 2.12, the Security Agreement, and the other documents and agreements contemplated hereby and executed by the Borrowers or another Person in favor of the Administrative Agent or any Lender.

“Marginable Assets” means, as of any date of determination, with respect to each Borrower, the sum of the balance sheet values of (a) all of such Borrower’s and its consolidated Subsidiaries’ assets that are subject to financing or other arrangements that allow the counterparty to such financing make margin calls or demands if such assets decline in value, including Mortgage Loans held for sale and servicing rights, and (b) interest rate lock commitments and other financial derivative instruments (net of derivative liabilities) of such Borrower and its consolidated Subsidiaries.

“Master Repurchase Agreement” shall mean that certain Amended and Restated Master Repurchase Agreement, dated October 25, 2018, among The Bank of New York Mellon, as Agent for certain Buyers who are parties thereto, GMC and GMCLLC, as the same may be amended, supplemented or replaced from time to time.

“Material Adverse Change” means either (i) a material adverse change in (a) the business, Property, condition (financial or otherwise), results of operations, or prospects of GMCLLC, GMC and their Subsidiaries taken as a whole, or (b) the ability of any Borrower to perform its obligations under the Loan Documents, or (ii) any change in circumstances which adversely affects the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder; provided, however, that “Material Adverse Change” shall not include any diminishment of Net Worth which occurs in the ordinary course of business of GMCLLC, GMC and their Subsidiaries taken as a whole.

“Material Adverse Effect” means either (i) a material adverse effect on (a) the business, Property, condition (financial or otherwise), results of operations, or prospects of GMCLLC, GMC and their Subsidiaries taken as a whole, or (b) the ability of any Borrower to perform its obligations under the Loan Documents, or (ii) any adverse effect on the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder; provided, however, that “Material Adverse Effect” shall not include any diminishment of Net Worth which occurs in the ordinary course of business of GMCLLC, GMC and their Subsidiaries taken as a whole.

“Maturity Date” means September 30, 2022.

“MERS” shall mean the Mortgage Electronic Registration System, Inc.

“ MERSCORP” shall mean MERSCORP, Inc.

“MERS Loan” shall mean any Mortgage Loan made by a Borrower which is secured by a MERS Mortgage.

“MERS Member” shall mean any entity which is a member of MERS, in good standing and in compliance with all rules, regulations, procedures and requirements set forth by MERS, including, but not limited to the payment of membership dues.

“MERS Mortgage” shall mean any Mortgage registered to a Borrower on the MERS System.

“MERS System” shall mean the Mortgage Electronic Registration System.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to its business.

“Mortgage” means a mortgage, deed of trust, security deed or similar instrument purporting to create a first or second lien or similar interest in real estate and improvements thereon.

“Mortgage Loan” means a loan of money evidenced by a Mortgage Note and secured by a Mortgage.

“Mortgage Note” means a note evidencing the indebtedness secured by a Mortgage.

“MSR” shall mean, as of any date of determination, the purchased mortgage loan servicing rights, capitalized excess mortgage loan servicing rights and originated mortgage loan servicing rights of the Borrowers and their consolidated Subsidiaries on such date, included on the balance sheet of a Borrower.

“Multiemployer Plan” means, with respect to any Person, a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding five years contributed to by any Borrower or any ERISA Affiliate thereof on behalf of its employees and which is covered by Title IV of ERISA.

“Net Income” means, with respect to any Person and for any period, the net income of such Person for such period as determined in accordance with Agreement Accounting Principles.

“Net Worth” means as of any date of determination thereof, the sum of the net worth of GMC and GMCLLC and their consolidated Subsidiaries, on a consolidated basis as determined in accordance with Agreement Accounting Principles.

“Note” means any promissory note issued at the request of a Lender pursuant to Section 2.09 with respect to such Lender’s Commitment Percentage of the Loan, substantially the form of Exhibit A attached hereto.

“Notice of Assignment” is defined in Section l2.3(b).

“Obligations” means all unpaid principal of and accrued and all unpaid interest on the Loan and all accrued and all unpaid interest thereon, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrowers to the Lenders or to any Lender, the Administrative Agent, or any indemnified party arising under the Loan Documents.

“Operating Lease” of a Person means any lease of Property ( other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Operating Lease Obligations” means, as at any date of determination, the amount obtained by aggregating the present values, determined in the case of each particular Operating Lease by applying a discount rate (which discount rate shall equal the discount rate which would be applied under Agreement Accounting Principles if such Operating Lease were a Capitalized Lease) from the date on which each fixed lease payment is due under such Operating Lease to such date of determination, of all fixed lease payments due under all Operating Leases of the Borrowers and their Subsidiaries.

“Other Taxes” is defined in Section 3.5(b).

“Outstanding Balance” means the outstanding principal balance of the Loan (as defined in the Prior Loan Agreement), determined immediately prior to the Initial Advance to be made under this Agreement.

“Participant Register” is defined in Section 12.2( d).

“Participants” is defined in Section 12.2(a).

“Payment Date” means the first day of each month, or if such day of any month is not a Business Day, the next Business Day.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Origination Facility” means any committed residential mortgage funding facility (which includes a warehouse line of credit, repurchase facility and off-balance sheet funding facility), including the Master Repurchase Agreement, in favor of one or more of the Borrowers for the origination of residential mortgage loans.

“Permitted Servicing Facilities” means, collectively, (i) this Agreement and (ii) one or more credit facilities provided by one or more commercial banks or bank syndicates in favor of either or both Borrowers secured by the Borrowers’ mortgage loan servicing rights under agreements with GNMA or FHLMC.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association government (or any agency, instrumentality or political subdivision thereof).

“Plan” means with respect to any Person, any employee benefit or similar plan that is or was at any time during the current year or immediately preceding five years established or maintained by such Person or any ERISA Affiliate thereof and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

“Pledged Servicing” means every right of GMC to service Mortgage Loans, including, without limitation, the rights of GMC under its Servicing Agreement with FNMA and all rights to receive from any mortgagor on whose behalf GMC has advanced funds to the holder of any interest in such Mortgage Loan payment or reimbursement of the amount so advanced.

“Prime Rate” means a rate per annum equal to the prime rate of interest publicly announced from time to time by BNY Mellon (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes. The Borrowers, the Lenders and the Administrative Agent acknowledge that to the extent interest is based on the Prime Rate, the Prime Rate is only one of the bases for computing interest on loans made by the Lenders, and by basing interest on the Prime Rate, the Lenders have not committed to charge, and the Borrowers have not in any way bargained for, interest based on a lower or the lowest rate at which any Lenders may now or in the future make extensions of credit to other Persons.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Purchasers” is defined in Section 12.3(a).

“Recourse Servicing” means any servicing rights under a Servicing Agreement which obligates any Borrower either to repurchase Mortgage Loans upon default by the borrower thereunder or to indemnify any party having an interest in such Mortgage Loans against any loss arising from such a default for reasons other than a breach of any representations or warranties regarding the condition of such Mortgage Loans at origination which were made by a Borrower as originator of such Mortgage Loans.

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System ( or any successor), as the same may be modified and supplemented and in effect from time to time.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which thirty day notice period is waived under subsections .21, .22, .26, .27 or .28 of the PBGC Reg. Section 4043.

“Reports” is defined in Section 9.7.

“Required Lenders” means the Lenders in the aggregate holding at least 60% of the aggregate unpaid principal amount of the outstanding Loan, provided that if there shall be only two Lenders, then Required Lenders shall mean both Lenders. Lenders who are Defaulting Lenders, or the percentage of the outstanding Loan of a Defaulting Lender, as the case may be, shall not be included in the determination of the Required Lenders.

“Requirement of Law” means as to any Person, any Law (whether now in effect or hereafter enacted or promulgated) that is binding upon such Person or any material portion of its Property or to which such Person or any material portion of its Property is subject. The term “Requirement of Law” shall include (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities, in each case pursuant to Basel III, and (iii) ERISA, Anti-Corruption Laws, Anti-Terrorism Laws, Bankruptcy Laws, and the Patriot Act), and any amendments, modification, extensions, replacements or supplements thereto.

“Rural Housing Loan Program” means the Rural Development Single Family Housing Loan Program administered by the USDA.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or any successor to its business.

“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

“Sanction Laws and Regulations” means any sanctions, prohibitions or requirements imposed, administered or enforced from time to time by the U.S. government (including, without limitation, Department of the Treasury’s Office of Foreign Assets Control and the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant sanctions authority, including those administered by OFAC; any laws, rules and regulations regarding such sanctions, prohibitions or requirements; and any applicable anti-money laundering and anti-terrorism financing laws, rules or regulations.

“Sanctioned Country” means at any time, a country or territory which is the subject or target of any Sanctions Laws and Regulations.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Secured Parties” is defined in Paragraph 1 of the Security Agreement.

“Security or Securities” means any FHLMC Security, FNMA Security or GNMA Security.

“Security Agreement” means the Security Agreement dated as of January 13, 2014 made by the Borrowers in favor of the Administrative Agent, for the benefit of the Lenders, as reaffirmed by Borrowers on the date hereof, and as the same may be amended from time to time.

“Servicing Agreement” means a written contract of GMC or GMCLLC with another Person to act on behalf of such other Person to, among other things, receive payments in respect of Mortgage Loans and to service Mortgage Loans.

“Servicing Hedge Agreement” means an agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates or forward rates, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate floor, cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants.

“Servicing Portfolio” means all Mortgage Loans then being serviced by GMC or GMCLLC either for its own account with respect to Pledged Servicing or for others under Servicing Agreements (excluding Subservicing Agreements).

“Single Employer Plan” means a single-employer plan as defined in Section 4001(a)(15) of ERISA which is subject to the provisions of Title IV of ERISA.

“Single Family Residence” means a one to four family dwelling unit, which may be a condominium unit but which shall not be a mobile home, manufactured housing (unless the same are completed houses) or a dwelling unit in a cooperative apartment building.

“Subservicing Agreement” means a Servicing Agreement between GMC or GMCLLC and a Person which does not own the Mortgage Loans being serviced thereunder but only has servicing or other non-ownership rights with respect thereto, pursuant to which GMC or GMCLLC subservices loans for others.

“Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person. Except as specifically noted on Schedule 2, all Subsidiaries of GMCLLC as of the date hereof are listed on Schedule 2.

“Substantial Portion” means, with respect to the Property of a Borrower and its Subsidiaries, Property which (i) represents more than [***] of the consolidated assets of such Borrower and its Subsidiaries as would be shown in the consolidated financial statements of such Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, or (ii) is responsible for more than [***] of the consolidated net sales or of the consolidated Net Income of such Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.

“Tangible Net Worth” means Net Worth less (i) the sum of any other assets of the Borrowers and any of their consolidated Subsidiaries which would be treated as intangibles under Agreement Accounting Principles (other than capitalized servicing rights) including, without limitation, any write-up of assets, goodwill, research and development costs, trade-marks, trade names, service marks, copyrights, patents and unamortized debt discount and (ii) expenses and loans or other extensions of credit to officers, employees or Affiliates of the Borrowers and any of their consolidated Subsidiaries other than Mortgage Loans made to such Persons in the ordinary course of business (excluding any loans or extensions of credit to Subsidiaries).

“Taxes” has the meaning set forth in Section 3.5(a).

“Tax Treatment Certificate” is defined in Section 3.5(e)(ii).

“Total Commitment Amount” means, on any day, the sum of the Commitment Amounts of all Lenders on such day.

“Total Liabilities” means all liabilities of the Borrowers and their Subsidiaries as, in accordance with GAAP, are reflected on each Borrower’s consolidated balance sheet.

“Transferee” is defined in Section 12.4.

“Type” means, with respect to any Advance, its nature as an Alternate Base Rate Advance or a Eurodollar Advance.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

“Uniform Commercial Code” and “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Repurchase Assets or the continuation, renewal or enforcement thereof is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“USDA-Approved Lender” means an institution that is approved by USDA to act as a lender in connection with the origination of any Mortgage Loan originated under the Rural Housing Loan Program.

“VA” means the Veterans Administration or other agency, corporation or instrumentality of the United States as to which the powers and duties of the Veterans Administration have been transferred.

“VA-Approved Lender” means an institution that is approved by the VA to act as a lender in connection with the origination of any Mortgage Loan guaranteed by the VA.

“VA Mortgage Loan” means a Mortgage Loan that is secured by a first lien on land and the Single Family Residence constructed thereon and is guaranteed by the VA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA

Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2    Principles of Construction.

(a)    All references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified. The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)    All accounting terms not specifically defined herein shall be construed in accordance with the Agreement Accounting Principles. All references herein to consolidated and consolidating financial statements shall mean the statements of the Borrowers and all consolidated Subsidiaries thereof.

(c)    All references to time of day shall mean the then applicable time in New York, New York unless expressly provided to the contrary.

(d)    The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE 2.

THE CREDITS

Section 2.1    The Loan.

(a)    The Loan. On the Effective Date, subject to the satisfaction of the conditions of Section 4.1, each Lender shall (i) buy and sell interests in the Outstanding Balance under the Prior Loan Agreement among themselves as determined by the Administrative Agent such that after giving effect thereto each Lender shall own its Commitment Percentage of the Outstanding Balance, and (ii) fund its Commitment Percentage of the Additional Advance. The Outstanding Balance, together with the Additional Advance, shall comprise the Initial Advance. The Initial Advance, any advances by the Lenders of the Committed Additional Availability and any advances under any Commitment Increase, are referred to herein, in the aggregate, as the “Loan.”

(b)    Initial Advance. By executing and delivering this Agreement, the Borrowers hereby request that on the Effective Date the Lenders fund the Additional Advance to the Administrative Agent and the Administrative Agent disburse the Additional Advance to the Borrowers, subject to the terms and conditions herein (including, without limitation, the Borrowers’ satisfaction of the conditions of Section 4.1), and the Lenders severally agree to advance their respective Commitment Percentages of the Additional Advance for the account of the Borrowers in accordance with this Agreement. The Additional Advance shall initially be made as an Alternate

Base Rate Advance unless by 11:00 A.M. three Business Days prior to the date for Initial Advance the Borrowers shall have notified the Administrative Agent that such advance shall be made as one or more Eurodollar Advances, specifying the portion thereof to constitute such Eurodollar Advance(s). All Advances comprising the Outstanding Balance that are of a particular Type under and as defined in the Prior Loan Agreement shall continue as the same Type under this Agreement and, in the case of Eurodollar Advances, for the remainder of the Interest Period applicable thereto.

(c)    Advances of the Committed Additional Availability. From time to time during the Committed Additional Availability Period, subject to the terms and conditions herein (including, without limitation, the conditions of Section 4.2, the Lenders severally agree to advance their respective Commitment Percentages of the Committed Additional Availability. Advances of the Committed Additional Availability shall be requested by the Borrowers and funded by the Lenders and disbursed by the Administrative Agent pursuant to Section 2.1(h).

(d)    Advances under any Commitment Increase. During the Commitment Increase Period, any Commitment Increase shall be requested by the Borrowers pursuant to the provisions of Section 2.11. Subject to the satisfaction of the conditions of Section 2.11 for any such requested Commitment Increase, the Increased Commitment Lenders who have committed to such Commitment Increase shall fund their respective committed shares of such Commitment Increase to the Administrative Agent, and the Administrative Agent shall disburse the same to the Borrowers, in accordance with Section 2.11.

(e)    Limitations. Notwithstanding the provisions of Sections 2.1(b), (c) and (d): (i) no Lender shall be obligated to advance more than its Commitment Percentage of the Loan, and (ii) at no time shall (a) the aggregate outstanding principal amount of such Lender’s loans exceed such Lender’s Commitment Amount, or (b) the aggregate outstanding principal amount of the Loan (after giving effect to any advance of the Committed Additional Availability or any Commitment Increase) exceed the lesser of (x) the Borrowing Base or (y) the Aggregate Commitment at such time.

(f)    Prepayments. Any prepayment of the Loan in whole or in part shall not be re-advanced (meaning, for avoidance of doubt, that any prepayment of the Loan shall not increase or replenish the Committed Additional Availability).

(g)    Types. Subject to the provisions of Section 2.3, the Loan and advances hereunder may be made and maintained as (x) Alternate Base Rate Advances, (y) Eurodollar Advances or (z) any combination thereof. Each Eurodollar Advance shall be in an aggregate principal amount equal to [***] or such amount plus a whole multiple of [***] in excess thereof.

(h)    Procedure for Borrowing the Committed Additional Availability.

i.    Time for Notice; Etc. During the Committed Additional Availability Period, the Borrowers may request advances from the Committed Additional Availability on any Business Day; provided, however, that the Borrowers shall deliver a Borrowing Notice to the Administrative Agent in the form of Exhibit E by 11:00 A.M., three Business Days prior to the requested date for such advance in the case of Eurodollar Advances, or 11:00 A.M., on such requested date, in the case of Alternate Base Rate Advances specifying (i) the aggregate principal amount of such advance, (ii) the requested date of such advance, and (iii) if such advance is to consist of one or more Eurodollar Advances, the portion thereof to constitute such Eurodollar Advance(s). Each such Borrowing Notice shall be irrevocable. Simultaneously with the delivery to the Administrative Agent of such Borrowing Notice, the Borrowers shall also deliver to the Administrative Agent a current Borrowing Base Report. By delivering a Borrowing Notice and Borrowing Base Report to the Administrative Agent, the Borrowers shall be deemed to have represented that the Borrowing Base set forth in such Borrowing Base Report is true and correct, and the Administrative Agent and each Lender shall be entitled to presume that the Borrowing Base is true and correct. Based solely on the Borrowing Base Report delivered in connection with a Borrowing Notice, and a review of its records regarding the total outstanding amount of the Loan and the unfunded Committed Additional Availability, the Administrative Agent shall confirm the amount of the requested advance.

ii.    Disbursement of the Advance. Upon receipt of each of Borrowing Notice hereunder from the Borrowers, the Administrative Agent shall promptly notify each Lender of the aggregate amount of such advance. Each Lender will make the amount of its Commitment Percentage of each advance available to the Administrative Agent, for the account of the Borrowers at the office of the Administrative Agent designated by the Administrative Agent not later than 1:00 P.M., New York City time, on the requested date for such advance, in funds immediately available to the Administrative Agent at such office. The amounts so made available to the Administrative Agent will then, subject to the satisfaction of the terms and conditions of this Agreement, as determined by the Agent, be disbursed by the Administrative Agent on such date to the Borrowers.

iii.    Administrative Agent’s Assumptions. Unless the Administrative Agent shall have received notice, prior to 1:00 P.M. on the applicable date for such advance, from a Lender (by telephone or otherwise, such notice to be promptly confirmed by telecopy or other writing) that such Lender will not make available to the Administrative Agent an amount equal to such Lender’s Commitment Percentage of the requested advance, the Administrative Agent may assume that such Lender has made such amount available to the Agent on the relevant advance date in accordance with this Section, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount. If and to the extent that the Administrative Agent shall have so made such amount available to the Borrowers, such Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount (to the extent not previously paid by the other), together with interest thereon for each day from the date such amount is made available to the Borrowers until the date such amount is paid to the Administrative Agent, at a rate per annum equal to, in the case of the Borrower, the Alternate Base Rate, and, in the case of such Lender, the Federal Funds Effective Rate in effect on each such day (as determined by the Administrative Agent). Such payment by the Borrowers, however, shall be without prejudice to its rights against such Lender. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s advance as part of the Loan for purposes of this Agreement, which advance shall be deemed to have been made by such Lender on the applicable borrowing date for such advance.

Section 2.2    Fees.

The Borrowers shall pay the following fees (the “Fees”):

(a)    Administrative Agent Fees. The fees payable to the Administrative Agent (including fees for the account of the Lenders) pursuant to the Borrowers’ separate agreement with the Administrative Agent.

(b)    Non-Usage Fee. The Borrowers agree to pay to the Administrative Agent, for the pro rata account of the Lenders in accordance with each such Lender’s Commitment Percentage, a nonrefundable fee (the “Non-Usage Fee”), during the Committed Additional Availability Period, equal to [***] per annum of the average daily unadvanced amount of the Committed Additional Availability. The Non-Usage Fee shall be payable quarterly in arrears on the first day of each April, July and October, and the second day of each January commencing on the first such date following the Effective Date, and ending on the date that the Commitments shall expire or otherwise terminate. The Non-Usage Fee shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

(c)    Amendment Fees. The Borrowers agree to pay an amendment fee in connection with any amendment of this Agreement or the other Loan Documents requested by the Borrowers, the same to be negotiated at the time any such amendment is requested.

Section 2.3    Conversion and Continuation of Outstanding Advances.

An Alternate Base Rate Advance shall continue as an Alternate Base Rate Advance unless and until such Alternate Base Rate Advance is converted into a Eurodollar Advance in accordance with the terms hereof. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into an Alternate Base Rate Advance unless the Borrowers shall have given the Administrative Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such Eurodollar Advance either continue as a Eurodollar Advance for the same or another Interest Period or be converted to an Alternate Base Rate Advance. The Borrowers may elect from time to time to convert all or any part of an Advance of any Type into any other Type or Types of Advances; provided that any conversion of any Eurodollar Advance shall be made on, and only on, the last day of the Interest Period applicable thereto and shall be in a minimum amount of [***] or such amount plus a whole multiple of [***]. The Borrowers shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of an Alternate Base Rate Advance or conversion or continuation of a Eurodollar Advance not later than (i) 11:00 a.m. on the date of the requested conversion, in the case of a conversion into an Alternate Base Rate Advance or (ii) 11:00 a.m. at least three Business Days prior to the date of the requested conversion into or continuation of a Eurodollar Advance, specifying:

(i)    the requested date which shall be a Business Day, of such conversion or continuation,

(ii)    the aggregate amount (which must be an integral multiple of [***], and if a Eurodollar Advance, a minimum amount of [***]) and Type of the Advance which is to be converted or continued, and

(iii)    the amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurodollar Advance, the duration of the Interest Period applicable thereto.

Section 2.4    Principal Payments.

(a)    Required Loan Amortization Payments. The Borrowers shall make periodic amortization payments in respect of the principal balance of the Loan that is outstanding on the last day of the Committed Additional Availability Period in accordance with this Section 2.4(a). Commencing on October 1, 2020, and thereafter on the first Business Day of each January, April, July and October thereafter (each such date a “Principal Payment Date”), the Borrowers shall make principal amortization payments to the Administrative Agent for the account of the Lenders in equal installments, each such installment being an amount equal to [***] of the aggregate principal amount of the Loan that is outstanding on the last day of the Committed Additional Availability Period, which amortization payments shall be applied to the outstanding principal balance of the Loan as and when received by the Administrative Agent. The Administrative Agent shall distribute to the Lenders each Lender’s Commitment Percentage thereof in accordance with this Agreement. The entire outstanding unpaid principal amount of the Loan, accrued and unpaid interest thereon and all other unpaid Obligations, shall, unless required to be paid earlier pursuant to the terms hereof, be paid in full by the Borrowers on the Maturity Date.

(b)    Optional Principal Payments. The Borrowers may from time to time upon prior written notice to the Administrative Agent pre-pay in whole or in part (but in a minimum aggregate amount of [***] or any integral multiple of [***] in excess thereof to the extent any Eurodollar Advance is being prepaid) subject to the requirements of this Section 2.4(b). Such payments shall be distributed to the Lenders pro rata in accordance with each Lender’s Commitment Percentage of such payment. All optional principal payments shall be applied to the Type of Advance designated by a Borrower when making such payment, provided that any payments received during the continuance of a Default or Event of Default shall be applied on a pro rata basis to all Advances then outstanding. With respect to the prepayment of Eurodollar Advances, the Borrowers shall give the Administrative Agent written notice of such repayment three Business Days prior to the date of such intended prepayment with respect to the prepayment of Eurodollar Advances. Prepayments of the Loan may be made without penalty or premium, provided that with respect to the prepayment of Eurodollar Advances the Borrowers shall pay any funding indemnification amounts required by Section 3.4.

(c)    Required Payments Related to Borrowing Base. On any date that the outstanding principal amount of the Loan is in excess of the then-current Borrowing Base, the Borrowers shall, prior to the close of business on such date make a mandatory payment to the Administrative Agent for the benefit of the Lenders in the amount of such excess. Any such payment shall be allocated to Advances as directed by the Borrowers, provided that (i) with respect to the prepayment of Eurodollar Advances the Borrowers shall pay any funding indemnification amounts required by Section 3.4, and (ii) during the continuance of a Default or Event of Default any payments received shall be applied on a pro rata basis to all Advances then outstanding.

Section 2.5 Interest Rates.

Interest shall accrue on the Loan as follows:

(i)    Each Alternate Base Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into an Alternate Base Rate Advance pursuant to Section 2.3, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.3 hereof, at a rate per annum equal to the Alternate Base Rate for such day. Changes in the rate of interest on any portion of the Loan maintained as an Alternate Base Rate Advance and changes in the rate of interest the Loan based on a change in the Applicable Margin as a result of a change in the Leverage Ratio shall, in each case, become effective as of the opening of business on the day on which such change shall become effective. The Borrowers, the

Lenders and the Administrative Agent acknowledge that to the extent interest payable on the Advances is based on the Prime Rate, the Prime Rate is only one of the bases for computing interest on loans made by the Lenders, and by basing interest payable on such Advances on the Prime Rate, the Lenders have not committed to charge, and the Borrower has not in any way bargained for, interest based on a lower or the lowest rate at which any Lender may now or in the future make extensions of credit to other Persons.

(ii)    Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the Eurodollar Rate determined by the Administrative Agent as applicable to such Eurodollar Advance based upon the Borrower’s selections under Section 2.3 and otherwise in accordance with the terms hereof. Not more than [***] different Interest Periods may be in effect at any time and no Interest Period may end after the Maturity Date.

Section 2.6 Rates Applicable After Default.

Notwithstanding anything to the contrary contained in Sections 2.3, during the continuance of a Default or Event of Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.1 requiring unanimous consent of the Lenders to reductions in interest rates), declare that no portion of the Loan may be maintained as, converted into or continued as a Eurodollar Advance. During the continuance of an Event of Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.1 requiring unanimous consent of the Lenders to reductions in interest rates), declare that (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus [***] per annum and (ii) the portion of the Loan not accruing interest at the rate under clause (i) above shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin plus [***] per annum; provided that, during the continuance of an Event of Default under Section 7(f) or 7(g), the interest rates set forth in clauses (i) and (ii) above shall be applicable to all Advances without any election or action on the part of the Administrative Agent or any Lender. Upon the occurrence and during the continuance of an Event of Default, all interest shall be payable on demand.

Section 2.7 Interest Payment Dates; Interest and Fee Basis.

Subject to Section 2.6, interest shall be payable in accordance with the following provisions:

(i)    Interest shall be payable on each Payment Date.

(ii)    Payments of interest shall commence on the first such date to occur in clause (i) above after the date hereof. All accrued and unpaid interest due on the Maturity Date or earlier maturity (by acceleration or otherwise) shall be due and payable in full on such date.

(iii)    All interest (other than interest calculated with reference to the Prime Rate) shall be calculated on the basis of a 360-day year for the actual number of days elapsed, and all interest determined with reference to the Prime Rate shall be calculated on the basis of a 365/366-day year for the actual number of days elapsed. Interest shall be payable from the day the Loan is made but not for the day of any payment on the amount paid if payment is received at the place of payment prior to the time required for payment as set forth in Section 2.8. If any payment of principal of, or interest on, the Loan shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

Section 2.8 Method of Payment.

All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article 13, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrowers, on the date when due by 1:00 p.m. Payments of interest shall be applied in accordance with Section 2.7. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article 13 or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with BNY Mellon for each payment of principal, interest and fees as it becomes due hereunder.

Section 2.9 Noteless Agreement; Evidence of Indebtedness.

(i)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from such Lender’s funding of its Commitment Percentage of the Loan, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(ii)    Subject to Section 2.3, the Administrative Agent shall also maintain accounts in which it will record (a) the Type thereof and the Interest Period with respect to each Advance, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder, and (c) the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender’s share thereof.

(iii)    The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(iv)    Any Lender may request that its interest in the Loan be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender. Thereafter, the interest of such Lender in the Loan and all interest thereon shall at all times (including after any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 12.3, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that its interest in the Loan once again be evidenced as described in paragraphs (i) and (ii) above.

Section 2.10 Telephonic Notices.

Each Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic or facsimile notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of such Borrower, it being understood that the foregoing authorization is specifically intended to allow Conversion/Continuation Notices to be given telephonically or by facsimile. The Borrowers agree to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

Section 2.11 Commitment Increase.

(a)    Procedure for Commitment Increases. Subject to the terms of this Section 2.11, if the entire Committed Additional Availability shall have been advanced to the Borrowers pursuant to Section 2.1, then at any time and from time to time during the Commitment Increase Period, provided that no Default or Event of Default exists, the Borrowers may by delivering to the Administrative Agent a Commitment Increase Notice in the form of Exhibit F (a “Commitment Increase Notice”) request that the Total Commitment Amount be increased by either (A) one or more of the existing Lenders increasing its existing Commitment (it being understood that no Lender shall have the obligation to increase its Commitment to achieve such increased Total Commitment Amount), or (B) the establishment of a new Commitment by a new Lender who is acceptable to the Borrower and the Administrative Agent (each such increase in the Total Commitment Amount, by either means, being a “Commitment Increase”, and each new Lender, or existing Lender increasing its existing Commitment, being an “Increased Commitment Lender”). Each existing Lender shall have the option (exercisable prior to a new Commitment with a new Lender pursuant to clause (B) being established) to participate in each Commitment Increase pro-rata in accordance with its interest in the Total Commitment Amount (determined without giving effect to such Increase). Simultaneously with the delivery of such Commitment Increase Notice, the Borrowers shall also deliver to the Administrative Agent a current Borrowing Base Report. By delivering a Commitment Increase Notice and Borrowing Base Report to the Administrative Agent, the Borrowers shall be deemed to have represented that the Borrowing Base set forth in such Borrowing Base Report is true and correct, and the Administrative Agent and each Lender shall be entitled to presume that the Borrowing Base is true and correct. Based solely on the Borrowing Base Report delivered in connection with a Commitment Increase Notice, and a review of its records regarding the total outstanding amount of the Loan, the Administrative Agent shall confirm the amount of the requested Commitment Increase shall not cause the total Commitment Amount (after giving effect to such Commitment Increase) to exceed the Borrowing Base. No Commitment Increase shall become effective until such Business Day (the “Increase Effective Date”) as all of the following conditions precedent shall have been fulfilled:

(i)    no Default or Event of Default shall have occurred and be continuing on the Increase Effective Date,

(ii)    the Borrowers, the Administrative Agent and each Increased Commitment Lender shall have executed and delivered an agreement, dated the Increase Effective Date, substantially in the form of Exhibit H (each a “Commitment Increase Supplement”) with respect to such Commitment Increase,

(iii)    such increase in the Total Commitment Amount shall not violate any provision of the charter or other organizational documents of either Borrower, and if required by the Administrative Agent, the Administrative Agent shall have received evidence thereof satisfactory to it, and

(iv)    the Borrowers shall have satisfied all the conditions of Section 4.2.

(b)    Procedure for Funding the Commitment Increase. On the Increase Effective Date, the Administrative Agent shall notify the Borrowers and the Increased Commitment Lenders that the Commitment Increase has become effective. Each Increased Commitment Lender will thereupon make the amount of its committed share of each such Commitment Increase available to the Administrative Agent (which for all purposes of this Agreement shall be deemed to be included in the Loan) for the account of the Borrowers at the office of the Administrative Agent on such day. The amounts so made available to the Administrative Agent will then, subject to the satisfaction of the terms and conditions of this Agreement, as determined by the Administrative Agent, be disbursed by the Administrative Agent on such date to the Borrowers. The advances under a Commitment Increase shall initially be made as Alternate Base Rate Advances unless by 11:00 A.M. three Business Days prior to the date for such advance the Borrowers shall have notified the Administrative Agent that such advance shall be made as one or more Eurodollar Advances, specifying the portion thereof to constitute such Eurodollar Advance(s). The Borrowers shall be irrevocably obligated to accept the amount of any advance made following its delivery of a Commitment Increase Notice to the Administrative Agent.

(c)    Agent’s Duties. The Administrative Agent is hereby directed to amend Schedule 1 on each Increase Effective Date to reflect (i) the Commitment Amount of each Lender (including any new Lender) as of such Increase Effective Date, and (ii) the Lending Offices and address for notices of any Increased Commitment Lender which was not previously a Lender, and to deliver a copy thereof to each party hereto.

(d)    Maximum Total Commitment Amount. Any Commitment Increase shall be in the amount of [***] or an integral multiple of [***]. In no event shall a Commitment Increase be permitted hereunder if such Commitment Increase, when added to the Total Commitment Amount prior to giving effect thereto would exceed [***].

Section 2.12 Lending Installations.

Each Lender may book its interest in the Loan at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the interest of each Lender in the Loan and any Note issued hereunder to such Lender shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written notice to the Administrative Agent and the Borrower in accordance with Article 13, designate replacement or additional Lending Installations for whose account payments on its interest in the Loan are to be made.

Section 2.13 [Reserved].

Section 2.14 Defaulting Lender.

(a)    Generally. If for any reason any Lender (a “Defaulting Lender”) shall fail or refuse to perform any of its obligations under this Agreement or any other Loan Document to which it is a party within the time period specified for performance of such obligation or, if no time period is specified, if such failure or refusal continues for a period of [***] after notice from the Administrative Agent, then, in addition to the rights and remedies that may be available to the Administrative Agent or the Borrowers under this Agreement or any applicable Law, such Defaulting Lender’s right to participate in the administration of the Loan, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Administrative Agent taken or to be taken into account in the calculation of Required Lenders, shall be suspended during the pendency of such failure or refusal. If for any reason a Lender fails to make timely payment to the Administrative Agent of any amount required to be paid to the Administrative Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Administrative Agent or the Borrowers may have under the immediately preceding provisions or otherwise, the Administrative Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Effective Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by the Administrative Agent in respect of a Defaulting Lender’s interest in the Loan shall not be paid to such Defaulting Lender and shall be held uninvested by the Administrative Agent and either applied to cure the Defaulting Lender’s default or paid to such Defaulting Lender upon the Defaulting Lender’s curing of its default. Notwithstanding anything in this Section 2.14(a) to the contrary, the suspension of a Defaulting Lender’s right to vote in respect of, to consent to or to direct any action or inaction of the Administrative Agent taken or to be taken into account in the calculation of Required Lenders or in respect of any supplemental agreement, amendment or waiver which requires the consent of each Lender as set forth in Section 9.1 hereof, shall not apply to any decision to: (i) waive, forgive or reduce the principal amount of any of the Obligations owing to such Defaulting Lender (unless all other Lenders affected thereby are treated similarly), (ii) extend the final maturity date(s) of such Defaulting Lenders’ portion of any the Obligations, or (iii) otherwise modify the Loan Documents if such modification requires the consent of all Lenders or the Lender(s) affected thereby which affects such Defaulting Lender more adversely than the other affected Lenders (other than a modification which results in a repayment of any amounts owing to such Defaulting Lender on a non pro-rata basis). During any period that a Lender is a Defaulting Lender, such Defaulting Lender shall not be entitled to any portion of the Non-Usage Fee for such period.

(b)         Purchase or Cancellation of Defaulting Lender’s Interest in the Loan. Any Lender who is not a Defaulting Lender shall have the right, but not the obligation, in its sole discretion, to acquire by assignment all of a Defaulting Lender’s interest in the Loan. Any Lender desiring to exercise such right shall give written notice thereof to the Administrative Agent and the Borrower no sooner than two (2) Business Days and not later than five (5) Business Days after such Defaulting Lender became a

Defaulting Lender. If more than one Lender exercises such right, each such Lender shall have the right to acquire an amount of such Defaulting Lender’s interest in the Loan in proportion to the percentage interest in the Loan of the other Lenders exercising such right. If after such fifth Business Day, the Lenders have not elected to acquire all of the interest in the Loan of such Defaulting Lender, then the Borrowers may, by giving written notice thereof to the Administrative Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its interest in the Loan to a assignee subject to and in accordance with the provisions of Section 12.3(b) for the purchase price provided for below, whereupon such Defaulting Lender shall no longer be a party hereto or have any right or obligation whatsoever to initiate any such replacement or to assist in finding an assignee of its interest. Upon any such assignment, the Defaulting Lender’s interest in the Loan and its rights hereunder (but not its liability in respect thereof or under the Loan Documents to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the Purchaser or assignee thereof, including an appropriate Assignment and Assumption Agreement and, notwithstanding Section 12.3(b), shall pay to the Administrative Agent an assignment fee in the amount of [***]. Subject to the Defaulting Lender’s compliance with the foregoing, all unpaid interest and fees accrued to the Defaulting Lender’s interest in the Loan shall be paid on the date such assignment is effective. The purchase price for the interest in the Loan of a Defaulting Lender shall be equal to the amount of the principal balance of its interest in the Loan outstanding and owed by the Borrower to the Defaulting Lender. Prior to payment of such purchase price to a Defaulting Lender, the Administrative Agent shall apply against such purchase price any amounts retained by the Administrative Agent pursuant to the last sentence of the immediately preceding subsection (a). When the same are received by Administrative Agent, the Defaulting Lender shall receive any amount owed to it by the Borrower under the Loan Documents which accrued prior to the date of the default by the Defaulting Lender, to the extent the same are received by the Administrative Agent from or on behalf of the Borrowers. There shall be no recourse against any Lender or the Administrative Agent for the payment of such sums except to the extent of the receipt of payments from any other party or in respect of the Loan.

ARTICLE 3.

CHANGE IN CIRCUMSTANCES

Section 3.1     Yield Protection.

(a)         If any Requirement of Law or any change in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)         shall subject such Lender to any Tax or increased Tax of any kind whatsoever with respect to this Agreement, any Advance or change the basis of taxation of payments to such Lender in respect thereof;

(ii)         shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of LIBOR herein; or

(iii)         shall impose on such Lender or the London interbank market any other condition, cost or expense affecting this Agreement or the Loan;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender reasonably deems to be material, of entering, continuing or maintaining the interest of such Lender in the Loan or to reduce any amount due or owing hereunder in respect thereof, then, in any such case, the Borrowers shall promptly pay such Lender such additional amount or amounts as calculated by such Lender in good faith as will compensate such Lender for such increased cost or reduced amount receivable equal to such increased costs or additional amounts reasonably determined by such Lender. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision ( or any successor or similar authority) or United States or foreign regulatory authorities, shall in each case be deemed to be a basis for compensation under this Section 3 .1, regardless of the date enacted, adopted, issued or implemented.

Section 3.2     Changes in Capital Adequacy and Liquidity Regulations.

If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity requirements or in the interpretation or application thereof or compliance by the Lender or any corporation controlling the Lender with any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, the Borrowers shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory authorities, shall in each case be deemed to be a basis for compensation under this Section 3.2, regardless of the date enacted, adopted, issued or implemented.

Section 3.3     Availability of Types of Advances.

(a)         If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain, or fund Advances whose interest is determined by reference to the Eurodollar Base Rate, or to determine or charge interest rates based upon the Eurodollar Base Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of such Lender to make or continue Eurodollar Advances or to convert Alternate Base Rate Advances to Eurodollar Advances shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Alternate Base Rate Advances the interest rate on which is determined by reference to the Eurodollar Base Rate component of the Alternate Base Rate, the interest rate on which Alternate Base Rate Advances of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Base Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Advances of such Lender to Alternate Base Rate Advances (the interest rate on which Alternate Base Rate Advances of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Base Rate component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Advances to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Advances and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Base Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Eurodollar Base Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Base Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.4.

(b)         Unless and until a Replacement Rate is implemented in accordance with Section 3.3(c) below, if prior to the commencement of any Interest Period for a Eurodollar Advance:

(i)         the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Base Rate for such Interest Period; or

(ii)         the Administrative Agent is advised by the Required Lenders that (A) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period, or (B) the Eurodollar Base Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Eurodollar Advances for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders (upon the instruction of the Required Lenders with respect to notice given pursuant to clause (ii) above) that the circumstances giving rise to such notice no longer exist, (i) any Conversion/Continuation Notice that requests the conversion of any Alternate Base Rate Advance to, or continuation of any Eurodollar Advance as, a Eurodollar Advance shall be ineffective, and (ii) if any Borrowing Notice requests a Eurodollar Advance, such Advance shall be made as an Alternate Base Rate Advance. Any Eurodollar Advances outstanding at the commencement of any such suspension shall be converted at the end of the then current Interest Period for such Eurodollar Advances into Alternate Base Rate Advances unless such suspension has then ended.

(c) Notwithstanding anything to the contrary in Section 3.3(b) above, if the Administrative Agent has made the determination (such determination to be conclusive and binding absent manifest error) that (i) the circumstances described in Section 3.3(b)(i) have arisen and that such circumstances are unlikely to be temporary, (ii) Eurodollar Base Rate is no longer a widely recognized benchmark rate for newly originated loans in the U.S. syndicated loan market in the applicable currency or (iii) the applicable supervisor or administrator (if any) of Eurodollar Base Rate or any Governmental Authority having, or purporting to have, jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which Eurodollar Base Rate shall no longer be used for determining interest rates for loans in the U.S. syndicated loan market, then the Administrative Agent may, to the extent practicable, in consultation with and with the consent of the Borrowers and as determined by the Administrative Agent to be consistent with market practice generally, establish a replacement benchmark rate (the “Replacement Rate”), in which case, the Replacement Rate shall, subject to the next two sentences, replace Eurodollar Base Rate for all purposes under the Loan Documents unless and until (A) an event described in Section 3.3(b)(i), (c)(i), (c)(ii) or (c)(iii) occurs with respect to the Replacement Rate or

(B) the Administrative Agent (upon the instruction of the Required Lenders) notifies the Borrowers that the Replacement Rate does not adequately and fairly reflect the cost to such Lenders of funding Advances bearing interest at a rate based on the Replacement Rate, and in which case, the provisions of the last paragraph of Section 3.3(b) shall apply to any Advances accruing interest at a rate based on the Replacement Rate in the same manner as would apply to Eurodollar Advances affected by the same circumstances; provided that, if the Replacement Rate shall be less than zero, such rate shall deemed to be zero for the purpose of this Agreement. In connection with the establishment of the Replacement Rate, this Agreement and the other Loan Documents shall be amended to effect the provisions of this Section 3.3(c) (but, for the avoidance of doubt, such amendment shall not include a reduction of the Applicable Margin). Notwithstanding anything to the contrary in this Agreement or the other Loan Documents, such amendment shall become effective without any further action or consent of any party other than the Administrative Agent and the Borrowers so long as the Administrative Agent shall not have received, within five (5) Business Days of the delivery of such amendment to the Lenders, written notices from such Lenders that in the aggregate constitute Required Lenders, with each such notice stating that such Lender objects to such amendment (which such notice shall note with specificity the particular provisions of the amendment to which such Lender objects), it being understood that, if the Required Lenders object to any such amendment, the Administrative Agent and the Borrowers shall be permitted to continue to establish a Replacement Rate and provide one or more additional notices hereunder until an amendment pursuant to this clause (c) has become effective. To the extent the Replacement Rate is approved by the Administrative Agent in connection with this clause (c), the Replacement Rate shall be applied in a manner consistent with market practice generally; provided that, to the extent such market practice is not administratively feasible for the Administrative Agent, such Replacement Rate shall be applied as otherwise reasonably determined by the Administrative Agent without the consent of, or consultation with, the Borrowers or any of the Lenders.

Section 3.4    Funding Indemnification.

If a Eurodollar Advance shall be terminated for any reason prior to the last day of the Interest Period applicable thereto, or if any repurchase of a Eurodollar Advance is made by the Borrowers for any reason on a date which is prior to the last day of the Interest Period applicable thereto, the Borrowers agree to indemnify the Administrative Agent and the Lenders against, and to pay on demand directly to the Administrative Agent and the Lenders the amount (as reasonably determined by the Administrative Agent or Lenders requiring indemnification) equal to any loss or out-of-pocket expense suffered by the Administrative Agent or Lenders as a result of such failure to borrow or convert, or such termination, repayment or prepayment, including any loss, cost or expense suffered by the Agent or Lenders in liquidating or employing deposits acquired to fund or maintain the funding of such Eurodollar Advance, or redeploying funds prepaid or repaid, in amounts which correspond to such Eurodollar Advance, and any internal processing charge customarily charged by the Administrative Agent or Lenders in connection therewith. A statement setting forth the calculations of any additional amounts payable pursuant to this Section submitted by the Administrative Agent or Lenders requiring indemnification to the Borrowers shall be conclusive absent manifest error.

Section 3.5    Taxes.

(a)        Any and all payments by the Borrowers under or in respect of this Agreement or any other Loan Documents to which a Borrower is a party shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, “Taxes”), unless required by law. If a Borrower shall be required under any applicable Requirement of Law to deduct or withhold any Taxes from or in respect of any sum payable under or in respect of this Agreement or any of the other Loan Documents to any Lender, (i) such Borrower shall make all such deductions and withholdings in respect of Taxes, (ii) such Borrower shall pay the full amount deducted or withheld in respect of Taxes to the relevant taxation authority or other Governmental Authority in accordance with any applicable Requirement of Law, and (iii) the sum payable by such Borrower shall be increased as may be necessary so that after Borrowers have made all required deductions and withholdings (including deductions and withholdings applicable to additional amounts payable under this Section 3.5) such Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made in respect of Non-excluded Taxes. For purposes of this Agreement the term “Non-excluded Taxes” are Taxes other than, in the case of a Lender, (A) Taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the jurisdiction under the laws of which such Lender is organized or of its applicable lending office, or any political subdivision thereof, unless such Taxes are imposed as a result of such Lender having executed, delivered or performed its obligations or received payments under, or enforced, this Agreement or any of the other Loan Documents (in which case such Taxes will be treated as Non-excluded Taxes), and (B) any U.S. Federal withholding Taxes imposed under FATCA.

(b)        In addition, Borrowers hereby agree to pay any present or future stamp, recording, documentary, excise, property or value-added taxes, or similar taxes, charges or levies that arise from any payment made under or in respect of this Agreement or any other Loan Document or from the execution, delivery or registration of, any performance under, or otherwise with respect to, this Agreement or any other Loan Document (collectively, “Other Taxes”).

(c)        The Borrowers, jointly and severally, will indemnify each Lender for, and hold it harmless against, the full amount of Non-excluded Taxes and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 3.5 imposed on or paid by such Lender and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. The indemnity by the Borrowers provided for in this Section 3.5 shall apply and be made whether or not the Non-excluded Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally asserted (but the Borrowers reserve the right to make a claim again such Lender in the event that the amount of such indemnity is incorrect). Amounts payable by the Borrowers under the indemnity set forth in this Section 3.5 shall be paid within ten (10) days from the date on which such Lender makes written demand therefor.

(d)        Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Non-excluded Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Non-excluded Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.2(d) relating to the maintenance of a Participant Register and (iii) any Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection (d).

(e)        Within thirty (30) days after the date of any payment of Taxes, the Borrowers (or any Person making such payment on behalf of Borrowers) shall furnish to the Agent (for such Lender) a certified copy of the original official receipt evidencing payment thereof or give a written notice to the Agent stating the date and amount of Taxes paid, to whom paid and that Borrower (or such Person making such payment on behalf of Borrowers) has not received any official receipt therefor.

(f)        For purposes of Section 3.5(c), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code. Each Lender (including for avoidance of doubt any assignee, successor or participant) that either (i) is not incorporated under the laws of the United States, any State thereof, or the District of Columbia or (ii) whose name does not include “Incorporated,” “Inc.,” “Corporation,” “Corp.,” “P.C.,” “insurance company,” or

“assurance company” (a “Nonexempt Lender”) shall deliver or cause to be delivered to the Borrowers the following properly completed and duly executed documents:

(i)        in the case of a Nonexempt Lender that is not a United States person, a complete and executed (x) U.S. Internal Revenue Form W-8BEN with Part II completed in which such Lender claims the benefits of a tax treaty with the United States providing for a zero or reduced rate of withholding (or any successor forms thereto), including all appropriate attachments or (y) a U.S. Internal Revenue Service Form W-8ECI (or any successor forms thereto); or

(ii)        in the case of an individual, (x) a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor forms thereto) or (y) a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto) (each a “Tax Treatment Certificate”); or

(iii)        in the case of a Nonexempt Lender that is organized under the laws of the United States, any State thereof, or the District of Columbia, a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto), including all appropriate attachments; or

(iv)        in the case of a Nonexempt Lender that (x) is not organized under the laws of the United States, any State thereof, or the District of Columbia and (y) is treated as a corporation for U.S. federal income tax purposes, a complete and executed U.S. Internal Revenue Service Form W-8BEN claiming a zero rate of withholding (or any successor forms thereto) and a Tax Treatment Certificate; or

(v)        in the case of a Nonexempt Lender that (A) is treated as a partnership or other non-corporate entity, and (B) is not organized under the laws of the United States, any State thereof, or the District of Columbia, (x)(i) a complete and executed U.S. Internal Revenue Service Form W-8IMY (or any successor forms thereto) (including all required documents and attachments) and (ii) a Tax Treatment Certificate, and (y) without duplication, with respect to each of its beneficial owners and the beneficial owners of such beneficial owners looking through chains of owners to individuals or entities that are treated as corporations for U.S. federal income tax purposes (all such owners, “beneficial owners”), the documents that would be required by clause (i), (ii), (iii), (iv), (vi), (vii) and/or this clause (v) of this Section 3.5(e) with respect to each such beneficial owner if such beneficial owner were such Lender; provided, however, that no such documents will be required with respect to a beneficial owner to the extent the actual Lender is determined to be in compliance with the requirements for certification on behalf of its beneficial owner as may be provided in applicable U.S. Treasury regulations, or the requirements of this clause (v) are otherwise determined to be unnecessary, all such determinations under this clause (v) to be made in the sole discretion of the Borrowers; provided, however, that such Lender shall be provided an opportunity to establish such compliance as reasonable; or

(vi)        in the case of a Nonexempt Lender that is disregarded for U.S. federal income tax purposes, the document that would be required by clause (i), (ii), (iii), (iv), (v), (vii) and/or this clause (vi) of this Section 3.5(e) with respect to its beneficial owner if such beneficial owner were such Lender; or

(vii)        in the case of a Nonexempt Lender that (A) is not a United States person and (B) is acting in the capacity as an “intermediary” (as defined in U.S. Treasury Regulations), (x)(i) a U.S. Internal Revenue Service Form W-8IMY (or any successor form thereto) (including all required documents and attachments) and (ii) a Tax Treatment Certificate, and (y) if the intermediary is a “non-qualified intermediary” (as defined in U.S. Treasury Regulations), from each person upon whose behalf the “non-qualified intermediary” is acting the documents that would be required by clause (i), (ii), (iii), (iv), (v), (vi), and/or this clause (vii) of this Section 3.5(e) with respect to each such person if each such person were such Lender.

If the forms referred to above in this Section 3.5(e) that are provided by a Lender at the time it first becomes a party as a Lender to this Agreement or, with respect to a grant of a participation, the effective date thereof, indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be treated as Taxes other than “Non-excluded Taxes” (“Excluded Taxes”) and shall not qualify as Non-excluded Taxes unless and until such Lender provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate shall be considered Excluded Taxes solely for the periods governed by such form. If, however, on the date a Person becomes an assignee, successor or participant to this Agreement, the Lender transferor was entitled to indemnification or additional amounts under this Section 3.5, then the Lender assignee, successor or participant shall be entitled to indemnification or additional amounts to the extent (and only to the extent), that the Lender transferor was entitled to such indemnification or additional amounts for Non-excluded Taxes, and the Lender assignee, successor or participant shall be entitled to additional indemnification or additional amounts for any other or additional Non-excluded Taxes.

(g)        For any period with respect to which a Lender has failed to provide the Borrowers with the appropriate form, certificate or other document described in Section 3.5(e) (other than (i) if such failure is due to a change in any applicable Requirement of Law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided, (ii) if such form, certificate or other document otherwise is not required under Section 3.5(e), or (iii) if it is legally inadvisable or otherwise commercially disadvantageous for such Lender to deliver such form, certificate or other document), such Lender shall not be entitled to indemnification or additional amounts under Section 3.5(a) or Section 3.5(c) with respect to Non-excluded Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Non-excluded Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrowers shall take such steps as such Lender shall reasonably request, to assist such Lender in recovering such Non-excluded Taxes.

(h)        Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 3.5 shall survive the termination of this Agreement. Nothing contained in this Section 3.5 shall require any Lender to make available any of its tax returns or any other information that it deems to be confidential or proprietary.

Section 3.6     Lender Statements; Survival of Indemnity.

To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Advances to reduce any liability of a Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of a Type of Advance under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrowers (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrowers in the absence of manifest error. Determinations of amounts payable under such Sections in connection with a Eurodollar Advance shall be calculated as though each Lender funded its Eurodollar Advance through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the applicable Eurodollar Rate, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrowers of such written statement. The obligations of the Borrowers under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE 4.

CONDITIONS PRECEDENT

Section 4.1     Conditions to Lenders’ Obligations.

On the Effective Date, and as a condition to the Lenders’ obligations hereunder (including the obligations of the Lenders to advance amounts pursuant to Sections 2.1(a) and (b)), the Borrowers shall furnish or caused to be furnished to the Administrative Agent (with sufficient copies for the Lenders) the following:

(a)        Copies of the articles or certificate of incorporation or formation of each Borrower and the Borrowers’ by-laws or operating agreement, as applicable, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation or formation.

(b)        Copies, certified by the Secretary, Assistant Secretary or other authorized officers of each Borrower, of its by-laws or operating agreement, as the case may be, and of its Board of Directors’ resolutions or resolutions or actions of any other body (or equivalent documents) authorizing the execution of the Loan Documents to which such Borrower is a party.

(c)        An incumbency certificate, executed by the Secretary or Assistant Secretary of each Borrower, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of each Borrower authorized to sign the Loan Documents to which such Borrower is a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by a Borrower.

(d)        A certificate, dated the Effective Date and signed by the chief financial officer of each Borrower, stating that no Default or Event of Default (as such terms are defined in the Prior Loan Agreement) has occurred and is continuing.

(e)        A written opinion of each Borrower’s counsel, addressed to the Administrative Agent and Lenders in substantially the form of Exhibit B hereto.

(f)        Any Notes requested by a Lender pursuant to Section 2.15 payable to the order of each such requesting Lender.

(g)        Searches for Uniform Commercial Code financing statement filings for such jurisdictions as the Administrative Agent may require, with copies of all financing statements that name either GMC or GMCLLC as debtor and that are filed in such jurisdictions.

(h)        A Borrowing Base Report indicating that the Borrowing Base exceeds the amount of the Loan after giving effect to the Initial Advance;

(i)        A Compliance Certificate in the form of Exhibit C indicating compliance by the Borrowers with the financial covenants in Section 6.18;

(j)        Payment of all Fees due and payable on or before the Effective Date.

(k)        A copy of a fidelity bond and policy of insurance containing errors and omissions coverage and such other insurance as the, Administrative Agent shall reasonably require, each of which policies, where applicable, shall be in such form, with such companies, in such amounts and with such deductibles as are in accordance with all FNMA, FHLMC and GNMA requirements and reasonably satisfactory to the Administrative Agent.

(l)        A copy of the “on-site review report,” “limited review report” or “audit report,” as the case may be prepared by HUD, FNMA and FHLMC in respect of each Borrower and its operations, most recently received by such Borrower as of the Effective Date.

(m)        Such other documents as any Lender or its counsel may through the Administrative Agent have reasonably requested.

Section 4.2    Conditions to Advances of the Committed Additional Availability or Commitment Increase.

Subject to the satisfaction of the requirements of Section 4.1, on each date that the Borrowers request either (i) an advance of the Committed Additional Availability pursuant to Section 2.1 or (ii) a Commitment Increase pursuant to Section 2.11, the funding thereof shall in each case be subject to the following conditions:

(a)        The Administrative Agent shall have received a Borrowing Base Report indicating that the Borrowing Base exceeds the amount of the Loan;

(b)        The Administrative Agent shall have received a Borrowing Notice in compliance with Section 2.1 or a Commitment Increase Notice in compliance with Section 2.11, as the case may be;

(c)        The Administrative Agent shall have received a Compliance Certificate in the form of Exhibit C indicating compliance by the Borrowers with the financial covenants in Section 6.18;

(d)        No Default or Event of Default shall exist;

(e)        The representations and warranties contained in Article 5 and in the other Loan Documents shall be true and correct in all material respects except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date;

(f)        No Material Adverse Change shall have occurred since December 31, 2018; and

(g)        All legal matters incident to the funding of the advance shall be satisfactory to the Administrative Agent and its counsel. If requested by the Required Lenders or the Administrative Agent, the Administrative Agent shall have received from the Borrowers’ counsel (who shall be reasonably satisfactory to the Required Lenders or the Administrative Agent, as the case may be) an opinion in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders,

addressed to Administrative Agent and the Required Lenders covering any matters of law applicable to the transactions under this Agreement as any of them may require.

Each Borrowing Notice and Commitment Increase Notice shall constitute a representation and warranty by the Borrowers that the Pledged Servicing included in the Borrowing Base constitutes Eligible Mortgage Servicing Rights, and that the then current Borrowing Base is equal to or greater than the Loan (after giving effect to the requested advance).

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES

The Borrowers represent and warrant to the Lenders that:

Section 5.1     Existence and Standing.

Each of the Borrowers and their Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite power and authority to own or lease its property and to conduct its business in each jurisdiction in which its business is conducted.

Section 5.2     Authorization and Validity.

The Borrowers have the power and authority and legal right to execute and deliver the Loan Documents, to consummate the transactions therein contemplated and to perform its obligations thereunder. The execution and delivery by the Borrowers of the Loan Documents, the consummation of the transactions therein contemplated and the performance of its obligations thereunder have been duly authorized by proper corporate, partnership or limited liability company proceedings, and the Loan Documents to which any of the Borrowers is a party constitute legal, valid and binding obligations of such Borrower enforceable against such Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

Section 5.3     No Conflict; Government Consent.

Neither the execution and delivery by the Borrowers of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on any of the Borrowers or any of their Subsidiaries or (ii) any Borrower’s or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which a Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of any Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or Governmental Authority or any subdivision thereof, which has not been obtained by a Borrower or any of its Subsidiaries, is required to be obtained by such Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by a Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents (other than filings to perfect the Liens granted pursuant to the Security Agreement).

Section 5.4     Financial Statements.

The December 31, 2018 consolidated financial statements of GMCLLC and GMC and their Subsidiaries heretofore delivered to the Lenders were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of GMCLLC, GMC and their Subsidiaries at such date and the consolidated results of their operations for the period then ended.

Section 5.5     Material Adverse Change.

Since December 31, 2018, no Material Adverse Change has occurred.

Section 5.6     Taxes.

The Borrowers and their Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrowers or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and as to which no Lien exists. The United States income tax returns of the Borrowers and their Subsidiaries were last audited by the Internal Revenue Service through the fiscal year ended December 31, 2008. No tax liens have been filed and no claims are being asserted with respect to any such taxes, except for the state tax audit being conducted by the California Department of Revenue as of the date of this Agreement. The charges, accruals and reserves on the books of the Borrowers and their Subsidiaries in respect of any taxes or other governmental charges are adequate in all material respects.

Section 5.7     Litigation and Contingent Obligations.

There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrowers or any of their Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the funding of the Loan. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, the Borrowers have no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

Section 5.8    Subsidiaries.

Schedule 2 hereto contains an accurate list of all Subsidiaries of the Borrowers as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrowers or other Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

Section 5.9     ERISA.

There are no Unfunded Liabilities under any Single Employer Plans. No Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, none of the Borrowers or any other members of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan. Borrower and each ERISA Affiliate has made full and timely payment of all amounts (A) required to be contributed under the terms of each Employee Benefit Plan and applicable law and (B) required to be paid as expenses of each Employee Benefit Plan. No Employee Benefit Plan has or would have an “amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) if such Employee Benefit Plan were terminated as of this date. Borrower is not currently nor will it knowingly become subject to any liability (including withdrawal liability), tax or penalty whatsoever to any person whomsoever with respect to any Employee Benefit Plan including, but not limited to, any tax, penalty or liability arising under Title I or Title IV of ERISA or Chapter 43 of the Code.

Section 5.10     Accuracy of Information.

No information, exhibit or report furnished by the Borrowers or any of their Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

Section 5.11     Regulation U.

Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of a Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

Section 5.12     Material Agreements.

No Borrower or any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. No Borrower or any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Debt.

Section 5.13     Compliance With Laws.

The Borrowers and their Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property.

Section 5.14     Ownership of Properties.

Except as set forth on Schedule 3 hereto, on the date of this Agreement, the Borrowers and their Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.15, to all of the Property and assets reflected in the financial statements provided to the Administrative Agent as owned by the Borrowers and their Subsidiaries.

Section 5.15     Plan Assets; Prohibited Transactions.

The Borrowers are not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the funding of the Loan hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

Section 5.16     Investment Company Act.

No Borrower or any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

Section 5.17    Public Utility Holding Company Act.

No Borrower or any Subsidiary is a “holding company” or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 5.18     GNMA, FHA, VA, FNMA, FHLMC and USDA Eligibility.

GMC is: (i) an FHA-Approved Mortgagee in good standing, a VA-Approved Lender, a FHLMC-Approved Lender, a FNMA-Approved Lender and a USDA-Approved Lender and meets all eligible requirements of law and governmental regulation so as to be eligible to originate, purchase, hold and service Mortgage Loans insured by FHA or supporting any Security; (ii) an approved seller and servicer in good standing of Mortgage Loans to each Federal Agency and USDA; and (iii) an approved issuer and servicer in good standing of Securities for FHLMC, FNMA and GNMA and meets all FHLMC, FNMA and GNMA requirements, requirements of law and governmental regulations so as to be able to issue Securities and to originate and service the Mortgage Loans that secure such Securities.

Section 5.19     Solvency.

None of the Loan Documents Credit is entered into in contemplation of insolvency or with intent to hinder, delay or defraud any Borrower’s creditors. The security interest in the Pledged Servicing is not made with the intent to hinder, delay or defraud any of Borrower’s creditors. None of the Borrower’s is insolvent within the meaning of 11 U.S.C. Section 101(32) and the security interest granted in the Pledged Servicing (i) will not cause any Borrower to become insolvent, (ii) will not result in any property remaining with any Borrower to be unreasonably small capital, and (iii) will not result in debts that would be beyond any Borrower’s ability to pay as same mature.

Section 5.20     No Broker.

The Borrowers have not dealt with any broker, investment banker, agent, or other person, except for the Administrative Agent, who may be entitled to any commission or compensation in connection with transactions contemplated by this Agreement.

Section 5.21    Ability to Perform.

The Borrowers do not believe, and have no reason or cause to believe, that they cannot perform each and every one of their covenants contained in the Loan Documents.

Section 5.22    No Default.

No Default or Event of Default has occurred and is continuing.

Section 5.23    Collateral.

No Borrower has assigned, pledged, or otherwise conveyed or encumbered any Collateral to any Person other than the Administrative Agent, and such Borrower was the sole owner of such Collateral and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens pursuant to the Loan Documents and the Master Repurchase Agreement.

Section 5.24    Chief Executive Office/Jurisdiction of Organization.

On the Effective Date, Borrowers’ chief executive office is, and has been, located at 5898 Copley Drive, 5th Floor, San Diego, California 92111. The jurisdiction of organization of GMC is California and jurisdiction of organization of GMCLLC is Delaware.

Section 5.25    Location of Books and Records.

The location where the Borrowers keep their books and records, including all computer tapes and records related to the Collateral Assets is its chief executive office.

Section 5.26    True and Complete Disclosure.

The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Borrowers to the Administrative Agent or Lenders in connection with the negotiation, preparation or delivery of this Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of the Borrowers to the Administrative Agent or Lenders in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to any Borrower, after due inquiry, that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Loan Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Administrative Agent for use in connection with the transactions contemplated hereby or thereby.

Section 5.27    Embargoed Persons.

(a)     None of the Borrowers’ assets constitute property of, or are beneficially owned, directly or indirectly, by any Person targeted by economic or trade sanctions under US law, including but not -limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq. (the “Trading With the Enemy Act”), any of the foreign assets control regulations of the Treasury (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or regulations promulgated thereunder or executive order relating thereto (which includes, without limitation, (i) Executive Order No. 13224, effective as of September 24, 2001, and relating to Blocking Property and Prohibiting Transaction With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (ii) the USA Patriot Act, if the result of such ownership would be that the portion of the Loan advanced by any Lender would be in violation of law (“Embargoed Person”);

(b)     No Embargoed Person has any interest of any nature whatsoever in Borrower if the result of such interest would be that any portion of the Loan advanced by any Lender would be in violation of law;

(c)     The Borrowers have not engaged in business with Embargoed Persons if the result of such business would be that any portion of the Loan advanced by any Lender would be in violation of law; and

(d)     Neither of the Borrowers nor any of their Affiliates (i) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (ii) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”. For purposes of determining whether or not a representation is true or a covenant is being complied with under this paragraph, the Borrowers shall not be required to make any investigation into (i) the ownership of publicly traded stock or other publicly traded securities or (ii) the beneficial ownership of any collective investment fund.

Section 5.28    Anti-Corruption Laws and Sanctions.

(a)     The Borrowers have implemented and maintain in effect policies and procedures designed to ensure compliance by the Borrowers and their respective Subsidiaries, directors, officers, employees and agents with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions Laws and Regulations. The Borrowers and their respective Subsidiaries, directors, officers and employees, and, to the knowledge of the Borrowers their agents that will act in any capacity in connection with or benefit from the Loan, are in compliance with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions Laws and Regulations, and no action, suit or proceeding by or before any Governmental Authority involving either Borrower or any of its subsidiaries with respect to any potential violation of the Anti-Corruption Laws or Anti-Terrorism Laws is pending, or to the knowledge of the Borrowers threatened. No proceeds of the Loan will be used by Borrowers in violation any Anti-Corruption Laws, Anti-Terrorism Laws or Sanctions Laws and Regulations, and none of the funds or assets of the Borrowers that are used to pay any amount due pursuant to this Agreement shall constitute funds obtained from transactions with or relating to an Embargoed Person or a Sanctioned Country.

(b)     None of Borrowers or their respective Subsidiaries, directors, officers and employees, and, to the knowledge of the Borrowers their agents, is a Person that is, or is owned or controlled by Persons that are: (i) the subject of Sanctions Laws and Regulations or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions Laws and Regulations. The Borrowers have provided to the Administrative Agent and the Lenders all information regarding the Borrowers and their respective Subsidiaries, directors, officers and employees, and, to the knowledge of the Borrowers their agents, necessary for the Administrative Agent and the Lenders to comply with “know your customer” and Anti-Terrorism Laws and such information is correct.

Section 5.29     EEA Financial Institutions.

Neither of the Borrowers nor any Guarantor is an EEA Financial Institution.

Section 5.30     Beneficial Ownership Certification.

As of the date hereof, the information included in the Beneficial Ownership Certification is true and correct in all respects.

ARTICLE 6.

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

Section 6.1      Financial Reporting.

The Borrowers will maintain, for themselves and each Subsidiary, a system of accounting established and administered     in accordance with generally accepted accounting principles, and furnish to the Lenders:

(a)     Within 90 days after the close of each of its fiscal years, an unqualified audit report certified by independent certified public accountants, acceptable to the Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated and consolidating basis (consolidating statements need not be certified by such accountants) for each of GMC and GMCLLC and their respective Subsidiaries, including balance sheets as of the end of such period, related profit and loss and changes in shareholders’ equity statements, and a statement of cash flows, accompanied by (a) any management letter prepared by said accountants and (b) to the extent that such report and/or statements do not include a footnote or other statement therein to the effect that such accountants have obtained no knowledge of any Default or Event of Default (or if, in the opinion of such accountants, any Default or Event of Default shall exist, stating the nature and status thereof), a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Event of Default (or if, applicable, stating the nature and status any Default or Event of Default).

(b)     As soon as available, but in any event within 30 days after each month end, for each of GMC and GMCLLC and its respective Subsidiaries, consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating profit and loss statements (showing a breakout of servicing sales gains attributed to servicing originated in prior periods), a changes in shareholders’ equity statement and a statement of cash flows for the period from the beginning of such fiscal year to the end of such month, all certified (subject to normal year-end adjustments) by its chief financial officer

(c)     Together with the financial statements required under Sections 6.1(a) and (b), a compliance certificate in substantially the form of Exhibit C hereto signed by the respective chief financial officers of for each of GMC and GMCLLC showing the calculations necessary to determine compliance with the financial covenants in Section 6.18 of this Agreement as currently in effect (regardless of whether this Agreement was in effect at the date for which such financial statements were prepared) and that no Default or Event of Defaults exists, or if any Default or Event of Default exists, stating the nature and status thereof.

(d)     As soon as available but in any event within 30 days after each month end, (a) a production information report and (b) a servicing report and analysis which shall show the total servicing portfolio, a reconciliation of the servicing portfolio from the prior period, a breakdown of the servicing portfolio by investor type, capitalized vs. non-capitalized and the status of all Mortgage Loans serviced by the Borrowers, all in such form and detail and including such additional information as the Administrative Agent may reasonably request. To the extent that the unpaid principal balance of those Mortgage Loans included in the Servicing Portfolio of GMC which consist of Recourse Servicing is more than [***], such servicing report shall show separately information concerning such Mortgage Loans.

(e)     If requested by the Administrative Agent at any time within ninety (90) days after the beginning of each fiscal year of the Borrowers, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and cash flow statement) of each Borrower for such fiscal year.

(f)     No Borrower or any of its Subsidiaries currently maintains any Single Employer Plans. In the event that any Borrower or any of its Subsidiaries adopts or sponsors a Single Employer Plan in the future, then within 270 days after the close of each fiscal year, Borrowers will deliver a statement of the Unfunded Liabilities of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA.

(g)     (A) As soon as possible and in any event within 10 days after a Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of such Borrower, describing said Reportable Event and the action which such Borrower proposes to take with respect thereto, (B) at the same time and in the same manner as such notice must be provided to the PBGC, or to an Employee Benefit Plan participant, beneficiary or alternative payee, any notice required under Section 101(d), 302(f)(4), 303, 307, 4041(b)(1)(A)s or 4041(c)(1)(A) of ERISA or under Section 401(a)(29) or 412 of the Code with respect to any Employee Benefit Plan, and (C) upon the request of the Lender, (x) true and complete copies of any and all documents, government reports and determination or opinion letters for any Employee Benefit Plan, or (y) a current statement of withdrawal liability for each Multiemployer Employee Benefit Plan.

(h)     With respect to the Mortgages included in the Pledged Servicing, as soon as possible and in any event within 10 days after receipt by a Borrower, a copy of (a) any notice or claim to the effect that such Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by such Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by such Borrower or any of its Subsidiaries.

(i)     Promptly upon the furnishing thereof to the shareholders of a Borrower, copies of all financial statements, reports and proxy statements so furnished.

(j)     Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.

(k)     To the Administrative Agent on a quarterly basis within thirty (30) days of the end of each fiscal quarter of GMC and GMCLLC (and on any interim date required by the Administrative Agent), an appraisal of the Borrower’s Servicing Portfolio (including the Pledged Servicing) prepared by an independent third party proposed by GMC and GMCLLC and acceptable to the Administrative Agent, or if required by the Administrative Agent, an independent third-party appraiser selected by the Agent, the cost of which in either case shall be borne by the Borrowers.

(l)     Simultaneously with the delivery of each appraisal required by Section 6.1(k) (and at such other times upon the request of the Administrative Agent), a Borrowing Base Report in the form Exhibit D.

(m)     Notwithstanding anything to the contrary set forth in this Section 6.1, the Borrowers shall not be obligated to provide the statements and balance sheets required by subsections (a), (b) and (f) above on a “consolidating” basis for any period during which Subsidiaries of the Borrowers account for less than [***] of consolidated assets and less than [***] of consolidated gross revenues of the Borrowers and their consolidated Subsidiaries (but such statements, including, where required, such statements prepared on a consolidated basis, shall otherwise be required as provided for in said subsections). Any requirement of the Borrowers to deliver any of the reports or information to the Lenders pursuant to this Section 6.1 may also be satisfied by the Borrowers’ either (i) posting electronic copies to a secure online data room to which all Lenders have access and informing the Lenders by e-mail of such a posting or (ii) sending electronic copies directly to the Lenders by e-mail, provided that to the extent that any such report or information requires a certification or signature, then an original signed counterpart thereof shall be delivered to the Administrative Agent. Email addresses of each Lender shall be the email address designated by each such Lender to the Borrowers from time to time.

Section 6.2      Other Information.

The Borrowers will furnish to the Lenders the following additional information:

(a)     Promptly, notice of (i) the occurrence of any event which constitutes a Default or Event of Default, detailing the nature of such Default or Event of Default and any actions taken or proposed to be taken with respect to such Default or Event of Default, (ii) the commencement of any action, suit or proceeding before any court, arbitrator, Governmental Authority or Federal Agency which (A) could result in liability or loss of [***] or more in the aggregate, in excess of any applicable insurance coverage, to a Borrower or any of its Subsidiaries or (B) would otherwise have a Material Adverse Effect, (iii) with respect to a Borrower, any change in the chief executive officer, (iv) any threatened loss of any authorization, qualification, license or permit issued by any Governmental Authority or Federal Agency to a Borrower the loss of which could have a Material Adverse Effect, (v) any written correspondence or notification from any Governmental Authority or Federal Agency, which revokes or threatens to revoke, limits or threatens to limit, or imposes or threatens to impose any material restrictions on, any approvals or authorizations granted by such Governmental Authority or Federal Agency to a Borrower or any Subsidiary thereof, together with a copy thereof, or (vi) any violation of any requirements or guidelines established by any Governmental Authority or Federal Agency, which might have a material adverse effect on the status of either a Borrower or any Subsidiary thereof as a lender, seller or servicer approved by such Governmental Authority.

(b)     Promptly after becoming available, copies of the “on-site review reports,” “limited review reports” or “audit reports,” as the case may be prepared by HUD, FNMA and FHLMC in respect of a Borrower and its operations, received by a Borrower after the Effective Date.

(c)     Such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

Section 6.3      Use of Proceeds.

The Borrowers will, and will cause each Subsidiary to, only use the proceeds of the Loan for general corporate purposes, subject to any requirements of any Agency under any Acknowledgement Agreement or its seller-servicing guide. The Borrowers will not, nor will it permit any Subsidiary to, use any of the proceeds of the Loan to purchase or carry any “margin stock” (as defined in Regulation U) or to make any Acquisition (other than those permitted by Section 6.15) or to make any Acquisition for which the board of directors of the Person being acquired has not consented to such Acquisition.

Section 6.4      Notice of Default.

The Borrowers will, and will cause each Subsidiary to, give prompt notice in writing to the Lenders of the occurrence of any Default or Event of Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

Section 6.5      Conduct of Business.

(a)     The Borrowers will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and to do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted. The Borrowers will adhere in all material respects to customary practices and standards in the industry insofar as adherence to such practices and standards would require the Borrowers to cause obligors whose indebtedness is secured by Mortgages included in the Pledged Servicing to comply with their obligations under such Mortgages with respect to the real estate securing such indebtedness, including without limitation, the payment of all taxes and insurance premiums related thereto and maintenance of such real estate in compliance with all Laws.

(b)     The Borrowers shall service the Mortgage Loans that are the subject of the Pledged Servicing consistent with the degree of skill and care that the Borrowers customarily require with respect to similar Mortgage Loans owned or managed by it and in accordance with Accepted Servicing Practices, and shall (i) comply with all applicable Federal, State and local laws and regulations and (ii) maintain all state and federal licenses necessary for it to perform its servicing responsibilities.

Section 6.6      Taxes.

The Borrowers will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles. At any time that a Borrower or any of its Subsidiaries is organized as a limited liability company, each such limited liability company will qualify for partnership tax treatment under United States federal tax law.

Section 6.7      Insurance.

The Borrowers will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrowers will furnish to any Lender upon request full information as to the insurance carried. The Borrowers will at all times, upon request of the Administrative Agent, furnish to the Administrative Agent copies of its, and each of its Subsidiaries’, current Mortgage Bankers Blanket Bond and of its, and each of its Subsidiaries’, insurance policy containing errors and omissions coverage or mortgage impairment coverage, and such

Bonds and policies, to the extent possible, shall each provide that it is not cancelable without thirty (30) days prior written notice to the Administrative Agent.

Section 6.8      Compliance with Laws.

The Borrowers will, and will cause each Subsidiary to, comply with all Requirements of Law, including, without limitation, all Environmental Laws.

Section 6.9      Maintenance of Properties.

The Borrowers will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its tangible Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

Section 6.10    Inspection.

The Borrowers will, and will cause each Subsidiary to, permit the Administrative Agent, and the Lenders, by their respective representatives and Administrative Agents, to inspect any of the Property, books and financial records of the Borrowers and each Subsidiary, to examine and make copies of the books of accounts and other financial records .of the Borrowers and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrowers and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent, or any Lender may designate.

Section 6.11    Dividends.

The Borrowers will not, nor will they permit any Subsidiary to, declare or pay any dividends or make any distributions on their capital stock or redeem, repurchase or otherwise acquire or retire any of their capital stock at any time outstanding, except that (i) a Borrower may pay dividends that are payable in its own capital stock, (ii) a Borrower may pay cash dividends to the shareholders of such Borrower or redeem, repurchase or otherwise acquire or retire any of its capital stock (each, a “Cash Dividend”), provided that no uncured Default or Event of Default exists at the time any such Cash Dividend is paid or would exist after giving effect thereto, and provided, further, that at the time such Cash Dividend is paid, the aggregate Cash Dividends payable for the twelve-month period preceding such payment (including the Cash Dividend then being paid) shall not exceed [***] of Net Income of the Borrowers on a combined basis for such twelve-month period, and (iii) any Subsidiary may declare and pay dividends or make distributions to a Borrower or to a wholly-owned Subsidiary and GMCLLC shall be entitled to make the Tax Distributions (as defined in the operating agreement of GMCLLC) in accordance with the terms of the operating agreement of GMCLLC. For purposes of the calculation of Net Income for any applicable twelve-month period under this Section 6.11, Net Income shall be adjusted for any non-cash gain or loss related to the valuation adjustment of servicing rights.

Section 6.12    Debt.

The Borrowers will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Debt, except:

(i)       Debt arising under this Agreement or existing on the date hereof and described in Schedule 3 hereto;

(ii)      Debt arising under a Hedging Program;

(iii)     Debt of the Borrowers under agreements approved by the Required Lenders in effect from time to time, whether accounted for as a sale or a financing;

(iv)      Debt under one or more Permitted Origination Facilities, provided that (A) such Debt is approved by the Administrative Agent, and (B) if such Debt when combined with all Permitted Origination Facilities, exclusive of the Master Repurchase Agreement, is in excess of [***], such Debt is approved by the Administrative Agent and the Required Lenders;

(v)      Debt incurred with institutional lenders and/or the [***] for general working capital purposes in an amount not to exceed [***] in the aggregate, provided that any Debt to the [***] must be unsecured and subordinate to the obligations of the Borrowers under this Agreement;

(vi)     Debt incurred under Permitted Servicing Facilities, provided that the aggregate maximum available amount under all Permitted Servicing Facilities shall not exceed an amount equal to [***] of the Appraised Value;

(vii)     Debt (other than Debt described in clause (vi) of this Section 6.12) secured by mortgage loan servicing rights, provided that such Debt is approved by the Required Lenders; and

(viii)    Debt evidenced by one or more unsecured promissory notes incurred in connection with the redemption, repurchase or other acquisition or retirement of any of capital stock of the Borrowers, provided that (A) the total amount outstanding thereunder shall not exceed at any time [***], (B) the payments under such notes are made from Cash Dividends permitted under Section 6.11, and (C) such notes are unsecured and subordinate to the obligations of the Borrowers under this Agreement.

Section 6.13     Merger.

The Borrowers will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except for mergers in which a Borrower is the surviving Person or any merger of a Subsidiary with or into a Borrower or a Wholly-Owned Subsidiary of a Borrower.

Section 6.14     Sale of Assets.

The Borrowers will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property, to any other Person, except:

(i)         Sales of Mortgage Loans and Securities pursuant to any Permitted Origination Facility or which are otherwise in the ordinary course of business.

(ii)         Leases, sales or other dispositions of its Property that, together with all other Property of the Borrowers and their Subsidiaries previously leased, sold or disposed of (other than Mortgage Loans and Securities in the ordinary course of business) as permitted by this Section during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Borrowers and their Subsidiaries.

Section 6.15     Investments and Acquisitions.

The Borrowers will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

(i)         Cash Equivalent Investments.

(ii)         Existing Investments in Subsidiaries and other Investments in existence on the date hereof and described in Schedule 2 hereto.

(iii)         Investments in the ordinary course of a Borrower’s mortgage banking business to purchase: (a) Mortgage Loans, collateralized mortgage obligations and Securities (and in connection with commitments to purchase the same); (b) servicing rights and mortgage servicing contracts of another Person engaged in mortgage-related businesses; and (c) real estate acquired by foreclosure.

(iv)         Investments in the ordinary course of a Borrower’s mortgage banking business to enter into Servicing Hedge Agreements.

(v)         Investments or Acquisitions after the date of hereof and through the Maturity Date to acquire branches (which shall include, without limitation, payments (including sign-on bonuses) to individuals and the unpaid rent under assumed leases) in an aggregate amount not to exceed [***] for each Investment or Acquisition and [***] in the aggregate for all Investments or Acquisitions during such period.

Section 6.16     Liens.

The Borrowers will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on any of the Property of the Borrowers or any of their Subsidiaries, except:

(i)         Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

(ii)         Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than [***] past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

(iii)         Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

(iv)         Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of a Borrower or the Subsidiaries.

(v)         Liens existing on the date hereof and described in Schedule 3 hereto.

(vi)         Liens securing the Debt under any Permitted Origination Facility or Permitted Servicing Facility (provided that no such Liens shall encumber any of the Collateral).

(vii)         Liens to secure Debt permitted pursuant to Section 6.12(iii), (iv), or (vi), provided that such Liens shall not be Liens on any of the Collateral.

Section 6.17     Affiliates.

The Borrowers will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of a Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to such Borrower or such Subsidiary than that which such Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

Section 6.18     Financial Covenants.

(a)         Leverage Ratio. The Borrowers will not permit, at any date, its Leverage Ratio to exceed [***].

(b)         [Reserved].

(c)         Adjusted Tangible Net Worth. The Borrowers will not, at any time, permit Adjusted Tangible Net Worth to be less than [***].

(d)         Liquidity Covenant. The Borrowers will not, at any time, permit the Liquidity of the Borrowers to be less than the Liquidity Requirement.

(e)         Minimum Net Income. The Borrowers will not permit the Net Income of the Borrowers on a combined basis for each quarterly period ending on each March 31, June 30, September 30 and December 31 to be less than [***], provided that for each quarterly period ending March 31, a net loss of up to [***] shall be permitted. For purposes of the calculation of minimum Net Income for any applicable quarterly period, Net Income shall be adjusted for any non-cash gain or loss related to the valuation adjustment of servicing rights.

The covenants set forth in this Section 6.18 may be amended from time to time in accordance with the provisions of Section 6.28.

Section 6.19     Compliance with Security Agreement.

The Borrowers will not fail to perform in any material respect any of its obligations under the Security Agreement or enter into similar security agreements for any of the Collateral with any Person other than the Administrative Agent.

Section 6.20     ERISA.

(a)         Plan Assets; Compliance; No Material Liability. The Borrowers (i) shall not use any Plan Assets to repay or secure the Loan, (ii) no assets of the Borrowers are or will be Plan Assets, (iii) each Employee Benefit Plan will be in material compliance with all applicable requirements of ERISA and the Code except to the extent any defects can be remedied without material liability to The Borrowers under Revenue Procedure 2008-50 or any similar procedure, and (iv) The Borrowers will not have any material liability under Title IV of ERISA or Section 412 of the Code with respect to any Employee Benefit Plan;

(b)         Transfer of Interests. The Borrowers shall not assign, sell, pledge, encumber, transfer, hypothecate or otherwise dispose of their interests or rights (direct or indirect) in any Loan Document or attempt to do any of the foregoing or suffer any of the foregoing, or permit any party with a direct or indirect interest or right in any Loan Document to do any of the foregoing, if such action would cause this Agreement, any of the Loan Documents, or the Loan or the exercise of any of the Administrative Agent’s rights in connection therewith, to constitute a prohibited transaction under ERISA or the Code (unless the Borrowers furnish to the Administrative Agent a legal opinion satisfactory to the Administrative Agent that the transaction is exempt from the prohibited transaction provisions of ERISA and the Code) or would otherwise result in the Mortgaged Property, or assets of the Borrowers being Plan Assets;

(c)         Indemnity. The Borrowers hereby indemnify the Indemnified Parties against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Administrative Agent, any Lender or any Affiliate is a party thereto) which any of them may actually pay or incur by reason of the investigation, defense and settlement of claims and in obtaining any prohibited transaction exemption under ERISA or the Code necessary in the Administrative Agent’s judgment by reason of the inaccuracy of the representations and warranties set forth in this Section. The obligations of the Borrowers under this Section shall survive the termination of this Agreement; and

(d)         Negative Covenants. The Borrowers shall not take or fail to take, nor permit any ERISA Affiliate to take or fail to take, any action with respect to an Employee Benefit Plan including but not limited to, (i) establishing any Employee Benefit Plan, (ii) amending any Employee Benefit Plan, (iii) terminating or withdrawing from any Employee Benefit Plan, or (iv) incurring an amount of unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA, or any withdrawal liability under Title IV of ERISA, result in a lien on the property of the Borrowers, or require the Borrowers to provide any security.

Section 6.21     Federal Agency and USDA Approvals.

The Borrowers (i) will maintain their status as an FHA-Approved Mortgagee, remain eligible to obtain VA guaranties of Mortgage Loans and remain approved by each Agency and USDA as a seller/servicer and shall maintain its status as an approved originator of Mortgage Loans under the Rural Housing Loan Program, and (ii) will not permit any Agency or USDA to withdraw its approval.

Section 6.22     [Reserved].

Section 6.23     Negative Pledge.

No Borrower shall make any material change in the nature of the business carried on by such Borrower as of the date of this Agreement

Section 6.24     Maintain Copies; System Back-up.

The Borrower will maintain or cause to be maintained copies of all computer programs, tapes, discs, cards, accounting records and other data or information relating to the Pledged Servicing. All such copies (other than Mortgage Loan files) shall be stored at a location segregated from the primary storage location of such items. While any of the Obligations are outstanding or the Commitments have not been terminated, the Borrowers shall maintain a “disaster recovery plan” in effect consistent with the kinds of disaster recovery plans customarily maintained by prudent mortgage banking businesses. Such plan shall be sufficient to enable the Borrowers to continue the transaction of its business in the event a fire, flood, earthquake or other event shall prevent the Borrowers from accessing its primary data and information.

Section 6.25     MERS.

GMC and GMCLLC in their capacities as Affiliates of GMC, shall (i) at all times, maintain their status as a MERS Member or an Affiliate of a MERS Member authorized to use the MERS System, (ii) at all times remain in full compliance all terms and conditions of membership in MERS or to have access to MERS as an Affiliate of a MERS Member, including the MERSCORP, Inc. “Rules of Membership” most recently promulgated by MERSCORP, Inc., the “MERS Procedures Manual” most recently promulgated by MERS, and any and all other guidelines or requirements set forth by MERS or MERSCORP, as each of the foregoing may be modified from time to time, including, but in no way limited to compliance with guidelines and procedures set forth with respect to technological capabilities, drafting and recordation of Mortgages, registration of Mortgages on the MERS System.

Section 6.26     Reimbursement of Expenses.

On the date of execution of this Agreement, the Borrowers shall reimburse the Administrative Agent for all expenses incurred by the Administrative Agent on or before such date in connection with this Agreement or other Loan Documents and the transactions contemplated hereby. From and after such date, the Borrowers shall promptly reimburse the Agent for all expenses reasonably incurred in connection with this Agreement or other Loan Documents and the transactions contemplated hereby as the same are incurred by the Administrative Agent and within thirty (30) days of receipt of invoices therefor.

Section 6.27     Further Assurances.

The Borrowers shall execute and deliver to the Administrative Agent all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Administrative Agent may reasonably request, in order to effectuate the Loan contemplated by this Agreement and the Loan Documents or, without limiting any of the foregoing, to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created hereby. The Borrowers shall do all things necessary to preserve the Collateral so that they remain subject to a first priority perfected security interest hereunder. The Borrowers will not allow any default for which a Borrower is responsible to occur under any Collateral or any Loan Document and the Borrowers shall fully perform or cause to be performed when due all of its obligations under any Loan Documents.

Section 6.28     Covenants in Other Facilities

Any covenant, material restriction or event of default in a Permitted Origination Facility or a Permitted Servicing Facility that is more burdensome than a covenant, restriction or event of default contained in this Agreement or any other Loan Document, or which provides greater security to the providers of the Permitted Origination Facility or a Permitted Servicing Facility, shall be deemed incorporated into the this Agreement by reference, and the Borrowers shall covenant to comply with the terms thereof for the benefit of the Lenders, and if required, enter into appropriate amendments to this Agreement at the request of the Administrative Agent.

Section 6.29     Anti-Corruption Laws and Sanctions.

The Borrowers shall not, directly or indirectly, use the proceeds of portion of the Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) to fund any activities or business of or with any Embargoed Person, or in any Sanctioned Country, or (iii) in any other manner that would result in a violation of any Sanctions Laws and Regulations by any party to this Agreement. None of the funds or assets of Borrowers that are used to pay any amount due pursuant to this Agreement shall constitute funds obtained from transactions with or relating to an Embargoed Person or a Sanctioned Country.

Section 6.30     Beneficial Ownership Certification.

On or prior to the date hereof and from time to time, the Borrowers shall provide to Administrative Agent such documentation and other information requested by Lender in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, and a Beneficial Ownership Certification in relation to the Borrowers pursuant to the Beneficial Ownership Regulation.

ARTICLE 7.

DEFAULTS

The occurrence of any one or more of the following events shall constitute an Event of Default:

(a)         Nonpayment of principal amount of the Loan when due (including but not limited to payments required pursuant to Section 2.4), or nonpayment of interest upon the Loan or of any Fee or other obligations under any of the Loan Documents within five days after the same becomes due.

(b)         Any representation or warranty made or deemed made by or on behalf of a Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any other Loan Documents, any Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made (it being understood that if any of the representations and warranties made pursuant to the definition of “Borrowing Base” are not true and correct as of any date with respect to any Pledged Servicing, such Pledged Servicing shall be removed from Eligible Mortgage Servicing Rights as the sole remedy for such failure).

(c)         Breach of Particular Covenants. The breach by a Borrower of any of the terms or provisions of Sections 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17, 6.18, 6.20, 6.21, 6.22, or 6.23 (there being no notice requirement or opportunity to cure any such breach) or the breach of any other provision of Article 6 and such breach is not remedied within [***] after the earlier to occur of (A) receipt of written notice from the Administrative Agent or any Lender of such breach, of (B) the date on which a Borrower obtains knowledge of such breach.

(d)         The breach by a Borrower (other than a breach which constitutes a Default under another Section of this Article 7) of any of the terms or provisions of this Agreement and such breach is not remedied within [***] after the earlier to occur of (i) receipt of written notice from the Administrative Agent or any Lender of such breach or (ii) the date that a Borrower obtains knowledge of such breach.

(e)         Failure of a Borrower or any of its Subsidiaries to pay when due any Debt (other than the Obligations); or the default by a Borrower or any of its Subsidiaries in the performance beyond the applicable grace period with respect thereto, if any, of any term, provision or condition contained in any agreement under which any such Debt was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Debt to cause, such Debt to become due prior to its stated maturity; or any Debt of a Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or a Borrower or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

(f)     An Event of Insolvency shall have occurred with respect to any Borrower or any of its Subsidiaries.

(g)     Without the application, approval or consent of a Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for such Borrower or any of its Subsidiaries or any Substantial Portion of its Property, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of [***].

(h)     Any court, government or Governmental Authority shall condemn, seize or otherwise appropriate, or take custody or control of all or any portion of the Property of a Borrower and its Subsidiaries which, when taken together with all other Property of such Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

(i)     A Borrower or any of its Subsidiaries shall fail within [***] to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments, in any case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

(j)     There shall occur a Material Adverse Change.

(k)     The occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided.

(1)     The Security Agreement shall for any reason fail to create a valid and perfected first priority security interest in any collateral purported to be covered thereby, except as permitted by the terms of the Security Agreement, or the Security Agreement shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Security Agreement, or a Borrower shall fail to comply with any of the terms or provisions of the Security Agreement.

(m)     There shall exist any Unfunded Liabilities under any Single Employer Plan or any Reportable Event shall occur in connection with any Plan.

(n)     A Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan.

(o)     A Borrower or any of its Subsidiaries shall (i) be the subject of any proceeding or investigation pertaining to the release by such Borrower or any of its Subsidiaries or any other Person of any toxic or hazardous waste or substance into the environment, or (ii) violate any Environmental Law, which, in the case of an event described in clause (i) or (ii), could reasonably be expected to have a Material Adverse Effect.

(p)     GMC or GMCLLC in its capacity as an Affiliate of GMC shall, for any reason, cease to be a MERS Member or have access to the MERS System as an Affiliate of a MERS Member.

(q)     Any Key Person shall cease to be an officer of GMC having substantially similar duties, powers and authority with respect to the business affairs of GMC as are held by or delegated to such Key Person as of the date of this Agreement.

(r)     There shall occur a Change of Control.

(s)     There shall occur an Event of Default under any Permitted Origination Facility or Permitted Servicing Facility.

ARTICLE 8.

COLLATERAL, ACCELERATION AND OTHER REMEDIES

Section 8.1     Security and Collateral Agency Agreement.

Pursuant to the Security Agreement, a security interest in and a continuing lien upon the Collateral has been created in favor of the Administrative Agent for the benefit of the Secured Parties.

Section 8.2     Acceleration.

If any Event of Default described in Section 7(f), (g) or (h) occurs with respect to any Borrower, the Commitments shall terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender and without presentment, demand, protest or notice of any kind, all of which the Borrowers hereby expressly waive. If any other Event of Default occurs, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may terminate the Commitments and declare the Obligations to be due and payable, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrowers hereby expressly waive.

Section 8.3     Other Remedies.

(a)     Unless an Event of Default shall have occurred and then be continuing, the Borrowers shall be entitled to receive and collect directly all sums payable to the Borrowers in respect of the Collateral except proceeds from the sale thereof.

(b)     Upon the occurrence of an Event of Default, the Administrative Agent, on behalf of the Lenders, shall be entitled to all the rights and remedies under this Agreement, the Security Agreement and the other Loan Documents and all other rights or remedies at law or in equity existing or conferred upon the Lenders by other jurisdictions or other applicable law.

(c)     The Borrowers waive, to the extent permitted by law, any right to require the Administrative Agent or any Lender to (i) proceed against any Person, (ii) proceed against or exhaust any of the Collateral or pursue its rights and remedies as against the Collateral in any particular order or (iii) pursue any other remedy in its power.

(d)     The Administrative Agent on behalf of the Lenders may, but shall not be obligated to, advance any sums or do any act or thing necessary to uphold and enforce the lien and priority of, or the security intended to be afforded by, any Pledged Servicing, including, without limitation, payment of delinquent taxes or assessments and insurance premiums. The Borrowers shall provide any and all information required by the Administrative Agent to administer this Agreement or collect on the Collateral. All advances, charges, costs and expenses, including reasonable attorney’s fees, incurred or paid by the Administrative Agent in exercising any right, power or remedy conferred by this Agreement, or in the enforcement hereof (or by any Lender acting on instructions of the Required Lenders in the enforcement hereof), together with interest thereon at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin plus [***] per annum from the time of payment until repaid, shall become a part of the Obligations.

(e)     Following the occurrence of an Event of Default and the acceleration of the Obligations the Administrative Agent shall be entitled to receive and collect all sums payable to either Borrower in respect of the Collateral and (a) the Administrative Agent, at the request of the Required Lenders, may in its own name or in the name of a Borrower or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral, and (b) each Borrower shall receive and hold in trust for the Lenders any amounts thereafter received by such Borrower upon or in respect of any of the Collateral, advising the Administrative Agent as to the source of such funds and, if the Administrative Agent so requests at the direction of the Required Lenders, forthwith pay such amounts to the Administrative Agent, and (c) any and all amounts so received and collected by the Administrative Agent either directly or from a Borrower shall be held by the Administrative Agent and applied to the Obligations in accordance with Section 8.4.

Section 8.4     Application of Proceeds.

After an Event of Default and acceleration of the Obligations, the proceeds of any sale or enforcement of all or any part of the Collateral pursuant to the Security Agreement shall be applied by the Administrative Agent:

FIRST, to the extent that any such proceeds arise from a sale of any Pledged Servicing, to the payment of any amounts required to be paid due by GMC and GMCLLC to FNMA under and in accordance with the Servicing Agreement and the Acknowledgement Agreement governing such Pledged Servicing, as a condition to the transfer of GMC’s or GMCLLC’s interest in any such Pledged Servicing pursuant to the terms of the Security Agreement and the FNMA Servicing Agreement and Acknowledgement Agreement including without limitation all amounts described in;

SECOND, to the payment of all costs and expenses of such sale or enforcement, including reasonable compensation to the Administrative Agent and the Administrative Agent’s counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent or any Lender acting on instructions of the Required Lenders in connection therewith;

THIRD, to the payment of the outstanding principal balance of, and all accrued and unpaid interest on, the Loan, and all Fees payable hereunder ratably according to the amount so due to each Lender, until such amounts are paid in full;

FOURTH, to the extent proceeds remain after application under the preceding subparagraphs, to the payment of all remaining Obligations, until such amounts are paid in full;

FIFTH, to the extent that any such proceeds arise from a sale of any Pledged Servicing and remain after satisfying the prior amounts in full, to the payment of all sums due to any party to the Servicing Agreement governing such Pledged Servicing which, by the terms of the applicable Acknowledgement Agreement, are subordinated in priority of payment to the amounts payable to the Administrative Agent and the Lenders, as described above; and

SIXTH, to the payment to the Borrowers, or to its successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. If the proceeds of any such sale are insufficient to cover the costs and expenses of such sale, as aforesaid, and the payment in full of the Obligations, the Borrowers shall remain jointly and severally liable for any deficiency.

Section 8.5     Preservation of Rights.

No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein. Any single or partial exercise of any such right shall not preclude any other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 9.1, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.

Section 8.6     Actions Under Acknowledgement Agreement.

GMC hereby appoints the Administrative Agent as its attorney-in-fact, effective as of the date of any Event of Default (and during the continuance thereof) for the purpose of taking all actions on behalf of GMC contemplated or required under the terms of the Acknowledgement Agreement and executing any instruments which the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Administrative Agent shall have the right and power to receive, endorse and collect all checks made payable to the order of GMC representing any payment on account of the principal of or interest on any of the Mortgage Loans covered by such Pledged Servicing or on account of the terms of the Servicing Agreements governing such Pledged Servicing and to give full discharge for the same.

ARTICLE 9.

AMENDMENTS; WAIVERS; GENERAL PROVISIONS

Section 9.1     Amendments and Waivers.

The Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrowers may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrowers hereunder or waiving any Default; provided, however, that no such supplemental agreement shall, without the consent of each Lender directly or indirectly affected thereby:

(i)     Extend the final maturity of the Loan beyond the Maturity Date, or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon or fees.

(ii)     Reduce the percentage specified in the definition of Required Lenders.

(iii)    Extend the Maturity Date or reduce the amount of or extend the payment date for the required payments in respect of the principal amount of the Loan under Section 2.4.

(iv)    Amend this Section 9.1 or any provision hereof specifying the number or percentage of the Lenders, their Commitments or their share of the Loan necessary to take action hereunder.

(v)     Release any guarantor of its obligations with respect to the Loan or, except as provided in the Security Agreement, release any Collateral.

(vi)    Amend the definition of “Borrowing Base”.

(vii)   Permit a Borrower to assign its rights or obligations under this Agreement or any other Loan Document or amend or waive any restriction on a Borrower’s ability to assign its rights or obligations under any of the Loan Documents.

(viii)  Amend or waive any provision herein regarding the indemnification of the Administrative Agent or any Lender.

(ix)    Amend or waive any provision herein regarding the allocation among the Lenders of any payments or proceeds received by the Administrative Agent hereunder.

(x)     Increase the Commitment of any Lender.

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent. The Administrative Agent may waive payment of the fee required under Section 12.3(b) without obtaining the consent of any other party to this Agreement.

Section 9.2     Survival of Representations.

All representations and warranties of the Borrowers contained in this Agreement shall survive the funding of the Loan herein contemplated.

Section 9.3     Governmental Regulation.

Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to a Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

Section 9.4     Headings.

Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

Section 9.5     Entire Agreement.

The Loan Documents embody the entire agreement and understanding among the Borrowers, the Administrative Agent, and the Lenders and supersede all prior agreements and understandings among the Borrowers, the Administrative Agent and the Lenders relating to the subject matter thereof, other than any agreement between the Administrative Agent and the Borrowers relating to fees.

Section 9.6     Several Obligations; Benefits of this Agreement.

The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or Administrative Agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns; provided, however, that the parties hereto expressly agree that the Lead Arranger shall enjoy the benefits of the provisions of Sections 9.7, 9.8, 10.4 and 10.5 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

Section 9.7     Expenses; Indemnification.

    (a)     The Borrowers shall reimburse the Administrative Agent and the Lead Arranger for any costs, internal charges and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Administrative Agent and the Lead Arranger, which attorneys may be employees of the Administrative Agent or the Lead Arranger) paid or incurred by the Administrative Agent or the Lead Arranger in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents. The Borrowers also agree to reimburse the Administrative Agent, the Lead Arranger, and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Administrative Agent, the Lead Arranger, and the

Lenders, which attorneys may be employees of the Administrative Agent, the Lead Arranger, or any of the Lenders) paid or incurred by the Administrative Agent, the Lead Arranger, or any Lender in connection with the collection and enforcement of the Loan Documents. Expenses being reimbursed by the Borrowers under this Section include, without limitation, costs and expenses incurred in connection with the Reports described in the following sentence. The Borrowers acknowledge that from time to time BNY Mellon may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the “Reports”) pertaining to the Borrowers’ assets for internal use by BNY Mellon from information furnished to it by or on behalf of the Borrowers, after BNY Mellon has exercised its rights of inspection pursuant to this Agreement.

    (b)     The Borrowers hereby further agree, jointly and severally, to indemnify the Administrative Agent, the Lead Arranger, and each Lender, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Administrative Agent, the Lead Arranger, any Lender or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or thereby or the direct or indirect application or proposed application of the proceeds of the Loan hereunder except to the extent that they are determined in a final and non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrowers under this Section 9.7 shall survive the termination of this Agreement.

Section 9.8     Nonliability of Lenders.

The relationship between the Borrowers on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent, the Lead Arranger, nor any Lender shall have any fiduciary responsibilities to the Borrowers. Neither the Administrative Agent, the Lead Arranger, nor any Lender undertakes any responsibility to the Borrowers to review or inform the Borrowers of any matter in connection with any phase of the Borrowers’ business or operations. The Borrowers agree that neither the Administrative Agent, the Lead Arranger, nor any Lender shall have liability to the Borrowers (whether sounding in tort, contract or otherwise) for losses suffered by the Borrowers in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final and non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Administrative Agent, the Lead Arranger, nor any Lender shall have any liability with respect to, and the Borrowers hereby waives, releases and agrees not to sue for, any special, indirect, punitive or consequential damages suffered by the Borrowers in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

Section 9.9     Severability of Provisions.

Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

Section 9.10     Numbers of Documents.

All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may, and the Administrative Agent agrees that it will, furnish one to each of the Lenders.

Section 9.11     Accounting.

Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles, except that any calculation or determination which is to be made on a consolidated basis shall be made for the Borrowers and all their Subsidiaries, including those Subsidiaries, if any, which are unconsolidated on the Borrowers’ audited financial statements.

Section 9.12     Confidentiality.

Each Lender agrees to hold any confidential information which it may receive from the Borrowers (including, without limitation, any information of or relating to the Borrowers’ customers or investors) pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which such Lender is a party, (vi) to such Lender’s direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (vii) permitted by Section 12.4, and (viii) to rating agencies if requested or required by such agencies in connection with a rating of such lender or an Affiliate of such Lender.

Section 9.13    Nonreliance.

Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) for the repayment of the Loan.

Section 9.14    Disclosure.

The Borrowers and each Lender hereby (i) acknowledge and agree that BNY Mellon and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrowers and their Affiliates, and (ii) waive any liability of BNY Mellon or such Affiliate of BNY Mellon to the Borrowers or any Lender, respectively, arising out of or resulting from such investments, loans or relationships other than liabilities arising out of the gross negligence or willful misconduct of BNY Mellon or its Affiliates.

Section 9.15    Patriot Act.

The Administrative Agent hereby notifies each of the Borrowers that, pursuant to the requirements of the Patriot Act, the Lenders are required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow them to identify the Borrowers in accordance with the Patriot Act. The Borrowers agree to provide to the Administrative Agent or any Lender, promptly after any request by the Administrative Agent or such Lender, such information as the Administrative Agent or such Lender shall require for purposes of complying with the requirements of the Patriot Act, the federal regulations issued pursuant to the Patriot Act and any customer identification program established by the Administrative Agent or such Lender pursuant to the Patriot Act and such regulations.

ARTICLE 10.

THE ADMINISTRATIVE AGENT

Section 10.1    Appointment; Nature of Relationship.

Each Lender hereby irrevocably designates BNY Mellon as Administrative Agent to act as specified herein and in the other Loan Documents. Each Lender hereby irrevocably authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under any of the Loan Documents by or through its officers, directors, agents or employees and shall be entitled to rely upon the advice of counsel concerning all matters pertaining to such duties. Notwithstanding any provision to the contrary elsewhere in this Agreement or any Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents or otherwise exist against the Agent. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

Section 10.2    Nature of Duties.

The Administrative Agent shall have no duties or responsibilities hereunder except those expressly set forth in this Agreement and the Security Agreement. Neither the Administrative Agent nor any of its officers, directors, agents or employees shall be liable for any action taken or omitted by it or them hereunder or under any other Loan Document or in connection herewith or therewith, except to the extent caused solely by its or their gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable judgment or order of such court. The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any other Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein.

Section 10.3    Independent Investigation.

Independently and without reliance upon the Administrative Agent or the Lead Arranger, each Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrowers in connection with the funding of its Commitment Percentage of the Loan and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrowers and, except as expressly provided in this Agreement, neither the Administrative Agent nor the Lead Arranger shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the funding of the Loan or at any time or times thereafter. The Administrative Agent shall not be under any liability or responsibility whatsoever, as Administrative Agent, to the Borrowers or any other Person as a consequence of any failure or delay in performance, or any breach, by any Lender of any of its obligations under this Agreement or any other Loan Document. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrowers which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 10.4    General Immunity.

Neither the Administrative Agent, the Lead Arranger nor any of their directors, officers, agents or employees shall be liable to the Borrowers, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith, whether sounding in tort, contract or otherwise except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

Section 10.5    No Responsibility for Loan, Recitals, etc.

Neither the Administrative Agent nor any of its directors, officers, Administrative Agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender, (iii) the satisfaction of any condition specified in Article 4, except receipt of items required to be delivered solely to the Administrative Agent; (iv) the existence or possible existence of any Default or Event of Default; (v) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (vi) the value, sufficiency, creation, perfection or priority of any Lien on any collateral security; or (vii) the financial condition of the Borrowers or any guarantor of any of the Obligations or of any of the Borrowers’ or any such guarantor’s respective Subsidiaries. The Administrative Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrowers to the Administrative Agent at such time, but is voluntarily furnished by the Borrowers to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).

Section 10.6    Action on Instructions of Lenders.

The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders (or to the extent required hereunder, all of the Lenders), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The

Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the requisite Lenders.

Section 10.7    Employment of Administrative Agents and Counsel.

The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to this Agreement and the other Loan Documents and the Administrative Agent’s duties hereunder and under any other Loan Document.

Section 10.8    Reliance on Documents; Counsel.

The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, “email,” cablegram, radiogram, order or other document or telephone message that the Administrative Agent reasonably believed to be genuine and that was signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by it, which counsel may be employees of the Administrative Agent.

Section 10.9    Administrative Agent’s Reimbursement and Indemnification.

The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrowers for which the Administrative Agent is entitled to reimbursement by the Borrowers under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders not reimbursed by the Borrowers for which the Administrative Agent is entitled to reimbursement by the Borrowers, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (iii) to the extent not reimbursed by the Borrowers for which the Administrative Agent is entitled to reimbursement by the Borrowers, for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, including, without limitation, any amounts paid to the Lenders (through the Administrative Agent or otherwise) by the Borrowers pursuant to the terms of the Loan Documents that are subsequently rescinded or avoided, or must otherwise be restored or returned, and including any amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders, or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in, a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent. The obligations of the Lenders under this Section 10.9 shall survive payment of the Obligations and termination of this Agreement.

Section 10.10    Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or a Borrower referring to this Agreement describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.

Section 10.11    Rights as a Lender.

In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Commitment Percentage of the Loan as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with a Borrower or any of its Subsidiaries in which such Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Administrative Agent, in its individual capacity, is not obligated to remain a Lender.

Section 10.12    Successor Administrative Agent.

The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrowers, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five days after the retiring Administrative Agent gives notice of its intention to resign. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrowers and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrowers and the Lenders, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of the Borrowers or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent has resigned and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrowers shall make all payments in respect of the Obligations to each applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least [***]. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent. Upon the effectiveness of the resignation of the Administrative Agent, the resigning Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Administrative Agent, the provisions of this Article 10 shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

Section 10.13    Delegation to Affiliates.

The Borrowers and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, Administrative Agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles 9 and 10.

Section 10.14 Collateral Releases.

The Lenders hereby empower and authorize the Administrative Agent to execute and deliver to the Borrowers on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases of Collateral which shall be permitted by the terms hereof or of any other Loan Document or which shall otherwise have been approved by the Required Lenders (or, if required by the terms of Section 9.1, all of the Lenders) in writing.

ARTICLE 11.

SETOFF; RATABLE PAYMENTS

Section 11.1    Setoff.

In addition to, and without limitation of, any rights of the Lenders under applicable law, if a Borrower becomes insolvent, however evidenced, or any Event of Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Debt at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of such Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

Section 11.2    Ratable Payments.

If any Lender, whether by setoff or otherwise, has payment made to it upon the Loan (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender (based on the Lender’s Commitment Percentages), such Lender agrees, promptly upon demand, to purchase a portion of the Loan held by the other Lenders so that after such purchase each Lender will hold its Commitment Percentage of the Loan. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Commitment Percentages. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

Section 11.3    Custodial Accounts.

The Borrowers agree that funds received and held by any Borrower as custodian for FNMA, GNMA or other mortgage pools which are deposited into accounts with any Lender shall be clearly identified as custodial accounts, and each Lender agrees that each provision of the foregoing subsections of this Article 11 shall not apply to such custodial accounts. The Borrowers shall not deposit any of its general funds in any custodial accounts or otherwise commingle funds in any custodial accounts.

ARTICLE 12.

ASSIGNMENTS AND PARTICIPATIONS

Section 12.1    Successors and Assigns.

The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrowers and the Lenders and their respective successors and assigns, except that (i) the Borrowers shall not have the right to assign its rights or obligations under the Loan Documents without the consent of all Lenders and (ii) any assignment by any Lender must be made in compliance with Section 12.3. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and does not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties hereto have complied with the provisions of Section 12.3. Any assignee of the rights to any portion of the Loan or any Note agrees by acceptance of such transfer or assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any portion of the Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such portion of the Loan.

Section 12.2     Participations.

(a)    Permitted Participants: Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in the portion of the Loan owing to such Lender, any Note held by such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its interest in the Loan and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrowers under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

(b)    Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to the portion of the Loan or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such portion of the Loan or Commitment, extends the Maturity Date, postpones any date for a required payment of principal of, or interest or fees on, any such portion of the Loan or Commitment, releases any guarantor of any such Loan or releases all or substantially all of the Collateral (other than as expressly permitted pursuant to the Loan Documents).

(c)    Benefit of Setoff. The Borrowers agree that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

(d)    Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loan or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Section 12.3     Assignments.

(a)    Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit G hereto or in such other form as may be agreed to by the parties thereto. The consent of the Borrowers and the Administrative Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof; provided, however, that if an Event of Default has occurred and is continuing, the consent of the Borrowers shall not be required. Such consent shall not be unreasonably withheld or delayed. Each such assignment shall (unless it is to a Lender or an Affiliate thereof or each of the Borrowers and the Administrative Agent otherwise consents) be in an amount not less than the lesser of (i) [***] (unless approved by Administrative Agent) or (ii) the remaining amount of the assigning Lender’s Commitment (calculated as at the date of such assignment).

(b)    Effect; Effective Date. Upon (i) delivery to the Administrative Agent of a notice of assignment, substantially in the form attached as Annex “I” to Exhibit G hereto (a “Notice of Assignment”), together with any consents required by Section 12.3(a), and (ii) payment of a [***] fee ([***] if a Defaulting Lender) to the Administrative Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the interest in the Loan under the applicable assignment agreement are “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender patty to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrowers, the Lenders or the Administrative Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and interest in the Loan assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3(b), the transferor Lender, the Administrative Agent and the Borrowers shall, if the transferor Lender or the Purchaser desires that its interest in the Loan be evidenced by a Note, make appropriate arrangements so that a new Note or, as appropriate replacement Note is issued to such transferor Lender and a new Note or, as appropriate, replacement Note, is issued to such Purchaser, in each case in principal amounts reflecting their respective Commitment Percentages, as adjusted pursuant to such assignment. In addition, within a reasonable time after the effective date of any assignment, the Administrative Agent shall, and is hereby authorized and directed to, revise Schedule 1 reflecting the revised commitments and percentages of each of the Lenders and shall distribute such revised Schedule 1 to each of the Lenders and the Borrowers, whereupon such revised Schedule shall replace the old Schedule and become part of this Agreement.

Section 12.4     Dissemination of Information.

The Borrowers authorize each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrowers and their Subsidiaries, including without limitation any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.12 of this Agreement.

Section 12.5    Tax Treatment.

If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5.

ARTICLE 13.

NOTICES

Section 13.1    Notices.

All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrowers, the Administrative Agent or any Lender, at its address or facsimile number set forth on the signature pages hereof, (y) in the case of any party, at such other address or facsimile number as such party may hereafter specify in accordance with the provisions of Section 13.2. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article 2 shall not be effective until received.

Section 13.2     Change of Address.

The Borrowers, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE 14.

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrowers, the Administrative Agent and the Lenders and each party has notified the Administrative Agent by facsimile transmission or telephone, that it has taken such action.

ARTICLE 15.

CHOICE OF LAW, CONSENT TO JURISDICTION, WAIVER OF JURY TRIAL

Section 15.1     CHOICE OF LAW.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICT OF LAWS.

Section 15.2     CONSENT TO JURISDICTION.

THE BORROWERS HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY COURTS OF THE STATE OF NEW YORK, OR THE DISTRICT COURT OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWERS HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY A BORROWER AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT OF THE STATE OF NEW YORK, OR THE DISTRICT COURT OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK.

Section 15.3    WAIVER OF JURY TRIAL.

THE BORROWERS, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING

OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

Section 15.4     Joint and Several Obligations.

The obligations of the Borrowers under this Agreement and the other Loan Documents are the joint and several obligations of the Borrowers.

Section 15.5 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)        the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)        the effects of any Bail-in Action on any such liability, including, if applicable:

(c)        a reduction in full or in part or cancellation of any such liability;

(d)        a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(e)        the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

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IN WITNESS WHEREOF, the Borrowers, the Lenders and the Administrative Agent have executed this Amended and Restated Loan Agreement as of the date first above written.

GUILD MORTGAGE COMPANY

By:	/s/ Terry Schmidt
Terry Schmidt
Executive Vice President and Chief Financial Officer

Address:	5898 Copley Drive, 5th Floor
San Diego, California 92111

Phone:	[Redacted pursuant to Item 601(a)(6) of Reg. S-K]

Fax:	[Redacted pursuant to Item 601(a)(6) of Reg. S-K]

Attention:	Terry Schmidt, Executive Vice
President and Chief Financial Officer

With a copy to:

Koley Jessen P.C., L.L.O.
One Pacific Place, Suite 800 1125 South 103 Street
Omaha, NE 68124
Attention: Taylor Dieckman

[Signature Page to Amended and Restated Term Loan Agreement

(Guild) (Continued)]

GUILD MORTGAGE COMPANY, LLC

By:	/s/ Terry Schmidt
Terry Schmidt
Executive Vice President and Chief Financial Officer

Address:	5898 Copley Drive, 5th Floor
San Diego, California 92111
Phone:	[Redacted pursuant to Item 601(a)(6) of Reg. S-K]

Fax:	[Redacted pursuant to Item 601(a)(6) of Reg. S-K]

Attention:	Terry Schmidt, Executive Vice
President and Chief Financial Officer

With a copy to:

Koley Jessen P.C., L.L.O.
One Pacific Place, Suite 800 1125 South 103 Street
Omaha, NE 68124
Attention: Taylor Dieckman

[Signature Page to Amended and Restated Term Loan Agreement

(Guild) (Continued)]

THE BANK OF NEW YORK MELLON, as Administrative Agent and a Lender

By:	/s/ Paul G. Connolly
Paul G. Connolly
Managing Director

Address:	225 Liberty Street, 22nd Floor
New York, New York 10286

Phone:	[Redacted pursuant to Item 601(a)(6) of Reg. S-K]

Fax:	[Redacted pursuant to Item 601(a)(6) of Reg. S-K]

Attention:	Paul G. Connolly
Managing Director

With a copy to

Emmet, Marvin & Martin, LLP 120 Broadway
New York, New York 10271
Attention: J. Alex McQuiston, Esq.

[Signature Page to Amended and Restated Term Loan Agreement

(Guild) (Continued)]

WESTERN ALLIANCE BANK, an Arizona corporation (f/k/a) Torrey Pines Bank, as a Lender

By:	/s/ Andrew Schwarz
	Print Name:	Andrew Schwarz

Title:	VP Senior Company Officer

Address:	750 B Street
San Diego, CA 92101

Phone:	[Redacted pursuant to Item 601(a)(6) of Reg. S-K]

Fax:	[Redacted pursuant to Item 601(a)(6) of Reg. S-K]

Attention:	Andrew Schwarz

[Signature Page to Amended and Restated Term Loan Agreement

(Guild) (Continued)]

COMERICA BANK, as a Lender

By:	/s/ Art Shafer
	Print Name:	Art Shafer

Title:	SVP

Address:	2000 Avenue of the Stars, 2nd Floor
Los Angeles, CA 90067

Phone:	[Redacted pursuant to Item 601(a)(6) of Reg. S-K]

Fax:	[Redacted pursuant to Item 601(a)(6) of Reg. S-K]

Attention:	Art Shafer

[Signature Page to Amended and Restated Term Loan Agreement

(Guild) (Continued)]

ZIONS BANCORPORATION, N.A. F/K/A ZB, N.A. D/B/A CALIFORNIA BANK & TRUST, as a Lender

By:	/s/ Jacob Richards
Jacob Richards
Senior Vice President

Address:	4320 La Jolla Village Dr. Ste. 130
San Diego, California 92122

Phone:	[Redacted pursuant to Item 601(a)(6) of Reg. S-K]

Fax:	[Redacted pursuant to Item 601(a)(6) of Reg. S-K]

Attention:	Jacob Richards